As filed with the Securities and Exchange Commission
                        on ________, 2000

                                      Registration No. __________
=================================================================

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

               __________________________________


                            FORM SB-2
                     REGISTRATION STATEMENT
                              Under
                   The Securities Act of 1933

               __________________________________


               UNITED STATES ANTIMONY CORPORATION
         (Name of small business issuer in its charter)


Montana                       3339                          81-
0305822

(State or other         (Primary Standard              (I.R.S.
jurisdiction of            Industrial                  Employer
incorporation or   Classification Code Number)         Identifi-
organization)                                          cation)


                          P.O. Box 643
                    1250 Prospect Creek Road
                 Thompson Falls, Montana  59873
                    Telephone: (406) 827-3523
  (Address and telephone number of principal executive offices)

               __________________________________


                        John C. Lawrence
                     President and Chairman
               United States Antimony Corporation
                          P.O. Box 643
                    1250 Prospect Creek Road
                 Thompson Falls, Montana  59873
                    Telephone (406) 827-3523
                  (Name, address, and telephone
                  number of agent for service)

               __________________________________


Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



==============================================================================
                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                 Proposed    Proposed    Amount of
                                 Maximum     Maximum     Registration
Title of Each       Dollar       Offering    Aggregate   Fee
Class of Securities Amount to be   Price Per Offering
to be Registered    Registered(1)  Share(2)  Price(2)
------------------------------------------------------------------------------
Common Stock, par
value $.01 per share$291,250     $0.29125    $291,250    $76.89
------------------------------------------------------------------------------


     (1) This Registration Statement relates to the registration of One Million (1,000,000) shares of $.01 par value common stock ("Common Stock") which we are obligated to register pursuant to the Registration Rights Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition and Liquidity at June 30, 2000."

     (2) Pursuant to Rule 457 under the Securities Act of 1933, as amended, the price per share is $0.29125, based upon the conversion price for the shares issuable upon conversion of the Company's convertible debentures.

=================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=================================================================

                           PROSPECTUS



               UNITED STATES ANTIMONY CORPORATION
                      a Montana corporation
        1,000,000 Shares of $0.01 Par Value Common Stock



This Prospectus relates to 1,000,000 shares of our $0.01 par value common stock ("Shares"), which we are required to register pursuant to a Registration Rights Agreement with certain purchasers of Company's debentures (the "Investors"). We are registering these shares by filing a registration statement with the Securities and Exchange Commission. These shares are issuable upon conversion of those debentures and/or upon exercise of related warrants we issued to the Investors.

Upon conversion of the debentures and/or exercise of the warrants into our common stock, the Investors may offer all or some portion of those Shares for sale from time to time. We will receive no part of the proceeds from any sale of our common stock by the Investors.

PROSPECTIVE PURCHASERS OF OUR COMMON STOCK SHOULD CAREFULLY REVIEW THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 4.

Our common stock is currently trading on the Over The Counter (OTC) Bulletin Board Market under the trading symbol "UAMY". The Investors may from time to time sell the Shares on OTC Bulletin Board Market, on any other national securities exchange or automated quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. On September 7, 2000, the average of the closing bid and asked prices of our common stock as reported on the OTC Bulletin Board Market was $______.

The Investors and any broker-dealers participating in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Security Act of 1933 ("1993 Act"); and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act. The Shares have not been registered for sale by the Investors under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




         The date of this Prospectus is _________, 2000.

=================================================================

                        TABLE OF CONTENTS

Caption                                                      Page
-------                                                       ----

SUMMARY OF THE OFFERING  3

RISK FACTORS  4

CONDENSED CONSOLIDATED FINANCIAL INFORMATION  7

USE OF PROCEEDS  8

DETERMINATION OF OFFERING PRICE  8

DILUTION  9

SELLING SECURITY HOLDERS  9

PLAN OF DISTRIBUTION 10

DESCRIPTION OF SECURITIES 11

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS 13

DESCRIPTION OF BUSINESS 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS 16

DESCRIPTION OF PROPERTY 21

DIRECTORS AND EXECUTIVE OFFICERS 22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT 23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 24

EXECUTIVE COMPENSATION 25

LEGAL PROCEEDINGS 26

INTEREST OF NAMED EXPERTS AND COUNSEL 26

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT VIOLATIONS 26

FINANCIAL STATEMENTS 27

=================================================================

                     SUMMARY OF THE OFFERING

The following summary of certain information contained in this Prospectus is qualified in its entirety by reference to the more detailed information appearing elsewhere herein. Prospective investors are urged to carefully read the entire Prospectus, including the Financial Statements, before making an investment decision.

THE COMPANY.  United States Antimony Corporation ("USAC", or
"Company") is a Montana corporation. Its principal business is the production of antimony products including antimony metal, oxides and sodium antimonate.

The Company's antimony properties, mill and metallurgical plant are located in Montana. Mining of antimony was suspended in 1983 because antimony can be purchased more economically from foreign sources. The Company has acquired a 50% interest in United States Antimony, Mexico S.A. de C.V., which will produce antimony metal and other products to be delivered to the Company's Montana mill for processing. In the year ended December 31, 1999 and the six months ended June 30, 2000, antimony product sales generated revenues of approximately $4.7 million and $2.4 million, respectively.

Previous gold mining and milling operations have been suspended or abandoned due to depressed precious metals prices. Reclamation and closure activities on the Company's mining properties, located in Idaho, are nearing completion.

THE DEBENTURES. Effective July 11, 2000, the Company entered into a financing agreement to issue up to $1,500,000 of 10% convertible debentures ("Debentures"); and the first tranche of $600,000 principal amount of Debentures has been issued. Proceeds of those Debentures were applied to the settlement of certain claims, resulting in an approximately $839,000 reduction of the Company's stockholders' deficit and improvement of its cash flow.

The $600,000 Debentures issued to date are convertible into 2,060,086 shares of USAC's common stock at the conversion price of $0.29125 per share. In addition, the Company issued warrants to or on behalf of the Debenture purchasers ("Investors") for an aggregate of 1,346,154 shares of USAC's common stock exercisable for $0.39 per share.

REGISTRATION RIGHTS. Pursuant to a registration rights agreement, the Company agreed to register (i) the issuance of the shares to be issued upon conversion of the Debentures and upon exercise of the warrants, and (ii) the resale of those shares by the Investors.
For the initial $600,000 Debenture tranche, the registration rights agreement requires that the Company register 4,436,283 shares of common stock. If the Company issues the remaining $900,000 principal amount of Debentures, the Company will be required by the registration rights agreement to register a total of 5,212,116 shares of common stock issuable upon conversion of the additional Debentures (assuming the conversion price remains at $0.29125 per share) or upon exercise of related warrants. The Company is also obligated to register 477,972 shares of common stock held by former holders of Series C Preferred Stock ("Series C Holders") who converted that preferred stock into common stock.

The Company has insufficient authorized but unissued and unreserved shares of common stock to meet its obligations to the Investors or to the former Series C Holders. The Company is registering with the Securities and Exchange Commission the 1,000,000 authorized shares available for issuance to the Investors pursuant to the Debentures and related warrants and has scheduled a meeting of Company's shareholders to approve an increase in the number of authorized shares of common stock. If the shareholders do not approve the increase, the Company will be in default under the Debentures; and the Investors may demand immediate repayment of the Debentures. If the shareholders approve the increase in authorized shares of common stock, we will amend our registration statement to add the additional shares required by our agreement with the Investors, as well as twenty percent (20%) of the shares issued to the former Series C Holders upon conversion of their preferred stock.

THE OFFERING.

Securities Offered  We are registering 1,000,000 shares of our authorized but unissued and unreserved common stock that we will issue upon conversion of the Debentures and exercise of the related warrants which are currently issued and outstanding and held by the Investors and that may be sold from time to time thereafter by the Investors.

Dividends           We have not paid any cash dividends on our
                    common stock during the last fiscal year.
                    Payment of dividends is at the sole discretion of our Board of Directors; and it is unlikely that holders of our common stock will receive dividends during the next fiscal year.

Voting Rights       Each holder of shares of our common stock is
                    entitled to one vote for each share on all matters (other than election of directors) on which our shareholders are entitled to vote.
                    Each holder of shares of our common stock is entitled to cumulate votes in the election of directors.

Preferred Stock     The Company's capitalization includes three
                    series of Preferred Stock, each of which has certain cumulative dividend and liquidation preferences over the common stock. See
                    Description of Securities.  As of June 30,
                    2000, the liquidation preferences of the preferred stock aggregated approximately
                    $1,020,000.


                          RISK FACTORS

A purchase of our common stock involves risks. You should consider these risks before making a decision to purchase our common stock. Prospective purchasers of our common stock must be prepared for the possible loss of their entire investments. The order in which the following risk factors are presented is arbitrary; and you should not conclude, because of the order of presentation, that one risk factor is more significant than another risk factor.

WE ARE OPERATING AT A LOSS AND HAVE ACCUMULATED A DEFICIT. As reported by our auditors, DeCoria, Maichel & Teague P.S, in their December 31, 1999 financial statements, our recent history of operating losses, negative working capital, and stockholders' deficit raises substantial doubt about our ability to continue as a going concern. At June 30, 2000 we had a stockholders' deficit of $1,343,733 and negative working capital of $1,745,511.

WE USE DEBT FINANCING. Our corporate charter and bylaws do not contain any limitation on the amount of indebtedness, funded or otherwise, we might incur. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our ability to pay dividends to our stockholders and result in an increased risk of default on our obligations. We are also subject to other risks normally associated with debt financing. We expect to use indebtedness and leveraging to finance development and acquisition.

WE NEED SUBSTANTIAL ADDITIONAL CAPITAL. Our future capital requirements will depend upon many factors, including our ability to obtain new customers and to execute our business plan. Capital will be necessary to fund our activities. There can be no assurance that sufficient financing will be available to us on a timely basis or on acceptable terms. If we do not have adequate funds, we may be required to delay, scale back or eliminate our efforts to expand our activities. Accordingly, our business, financial condition and results of operations could be materially and adversely affected. If additional funds are raised by issuing equity or convertible debt securities, options or warrants, the ownership interest of our existing stockholders would be diluted.

DEPENDENCE ON KEY PERSONNEL. Our future success will depend in part on the service of our key personnel and, additionally, our ability to identify, hire and retain additional qualified personnel. There is significant competition for qualified personnel in our areas of activity, and there can be no assurance that we will be able to continue to attract and retain such personnel necessary for the development of our business. Because of the significant competition, there can be no assurance that we will be successful in adding personnel as needed to satisfy our staffing requirements. Failure to attract and retain qualified personnel could have a material adverse effect on us.

We are dependent on the efforts and abilities of our senior management. The loss of various members of that management could have a material adverse effect on our business and prospects. Our Board of Directors believes that all commercially reasonable efforts have been made to minimize the risks attendant with the departure by qualified personnel from the Company. There is no assurance, however, that upon the departure of qualified personnel from the Company that replacement personnel will cause us to operate profitably. As owners of significant portions of our issued and outstanding common stock, management has every incentive to remain.

RELIANCE ON MANAGEMENT. All decisions regarding management affairs will be made exclusively by our officers and directors. The purchasers of the shares may not participate in our management and, therefore, are dependent upon the management abilities of our officers and directors. The only assurances that our shareholders have that officers and directors will not abuse their discretion in making decisions with respect to our shares and other business decisions are the fiduciary obligations and business integrity of the officers and directors. Accordingly, no person should purchase shares unless willing to entrust all aspects of management to our officers and directors, or their successors. Potential purchasers of the shares should carefully evaluate the personal experience and business performance of our officers and directors. Our officers and directors may retain independent contractors to provide services to us. Those contractors have no fiduciary duty to our shareholders and may not perform as expected.

RECEIPT OF COMPENSATION REGARDLESS OF PROFITABILITY. Our officers, directors, and employees are entitled to receive significant compensation, payments and reimbursements regardless of whether we operate at a profit or a loss. Any compensation received by officers, directors, and management personnel will be determined from time to time by our Board of Directors. Officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

LIMITATION ON LIABILITY OF OFFICERS AND DIRECTORS. Our Articles of Incorporation include a provision eliminating or limiting the personal liability of our officers and directors for damages for breach of fiduciary duty as a director or officer. Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders. DISCLOSURE OF POSITION OF COMMISSION REGARDING INDEMNIFICATION FOR SECURITIES ACT OF 1933
LIABILITIES: INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS CONTRARY TO PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933 AND IS THEREFORE UNENFORCEABLE.

COMPLIANCE WITH GOVERNMENT REGULATIONS. We are subject to various forms of government regulations, including environmental and mine safety laws and regulations. Any future violation of, and the cost of compliance with, these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Although we believe we are in material compliance with all applicable laws, rules, regulations, and policies, there can be no assurance that our business, financial condition and results of operations will not be materially adversely affected by current or future laws, rules, regulations, and policies or by liability arising out of any of our past or future conduct.

RISK OF PRODUCT RECALL, PRODUCT RETURNS. Product recalls may be issued at our discretion or government agencies having regulatory authority for product sales and may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. No assurance can be given that product recalls will not occur in the future. Any product recall could materially adversely affect our business, financial condition or results of operations. There can be no assurance that future recalls or returns would not have a material adverse effect upon our business, financial condition and results of operations.

FAILURE TO MANAGE GROWTH. We expect to experience significant growth and expect such growth to continue for the foreseeable future. Our growth may result in significant pressure on our management, financial, operating and technical resources. Failure to manage this growth effectively could have a material adverse effect on our financial condition or results of operations.

LOSS ON DISSOLUTION OF THE COMPANY. In the event of our dissolution, the proceeds (if any) realized from the liquidation of our assets will be distributed to our shareholders only after satisfaction of claims of our creditors. The ability of a Purchaser of shares to recover all or any portion of the purchase price for the shares in that event will depend on the amount of funds realized and the claims to be satisfied therefrom.

FLUCTUATIONS IN OPERATING RESULTS. The results of our operations may vary from period to period due to a variety of factors, including the introduction of new products by us or our competitors, supply interruptions, and the availability and cost of metals and other raw materials. Antimony metal necessary for the manufacture of our products comes principally from foreign sources. Accordingly, there are risks of interruption in procurement from these sources and/or volatile changes in prices for these materials that are not controllable by the Company.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING. To achieve and maintain competitiveness of our products, we may require substantial funds. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those described in these Risk Factors and elsewhere in this Prospectus.

We anticipate that we will require additional cash to develop, promote, produce and distribute our various products. Such additional cash may be received from public or private financing transactions, as well as borrowing and other resources. To the extent that additional cash is received by the sale of equity or equity-related securities, the issuance of such securities could result in dilution to our stockholders. There can be no assurance that additional funding will be available on favorable terms, if at all.

GREATER COSTS THAN ANTICIPATED. We have used reasonable efforts to assess and predict costs and expenses related to our operations. However, there can be no assurance that implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than we have predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than our estimates, which could result in sustained losses.

COMPETITION. Competition in the industry is intense. Many of our competitors have substantially more experience, financial and technical resources and production, marketing and development capabilities than we do.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. Our research, development, manufacturing and production processes may involve the controlled use of hazardous materials, and we may be subject to various environmental and occupational safety laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our financial resources. We also have three ongoing environmental reclamation and remediation projects, one at our current production facility and two at discontinued mining operations. While we believe that we have currently accrued adequate reserves on the Company's balance sheet to fulfill our environmental obligations on these properties, there can be no assurance that adequate financial resources will be available to ultimately finish the reclamation activities. In addition, there can be no assurance that in the future we will not be required to incur significant costs beyond these reserves in order to comply with changes in environmental laws and regulations that may occur and that these changes would not materially and adversely affect our operations and assets.

LIQUIDITY. The prices of our common stock are quoted in the OTC Bulletin Board, an electronic quotation service maintained by the National Quotation Bureau for the National Association of Securities Dealers, Inc. for securities not traded on a national, regional or other securities exchange, under the symbol "UAMY." There is currently a limited public market for our common stock. The OTC Bulletin Board does not provide the level of liquidity provided by securities exchanges and the public market may not develop for our shares. In the event a significant market for our common stock develops, the market price for our common stock may be affected by stock market volatility, particularly volatility not necessarily related to operating performance which characterizes small and emerging companies. Consequently, the purchase of Shares should be considered only a long-term investment. Moreover, we may require additional cash to implement our business strategies, including cash for (i) payment of increased operating expenses and (ii) further implementation of those business strategies. No assurance can be given, however, that we will have access to the capital markets in the future, or that financing will be available on acceptable terms to satisfy our cash requirements to implement our business strategies. Our inability to access the capital markets or obtain acceptable financing could have material adverse effects on our results of operations and financial condition.

PENNY STOCK REGULATIONS. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and other quotations for the penny stock, the compensation of the broker-dealer and its salesperson on the transaction, and monthly account statements specifying the market value of each penny stock held in the customer account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to that transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for an equity security (capital stock) that becomes subject to the penny stock rules. Our common stock is subject to the penny stock rules, and purchasers of shares may determine that it is quite difficult to sell their shares.

NO FORESEEABLE DIVIDENDS. We do not anticipate paying dividends on our common stock in the foreseeable future; but, rather, we plan to retain earnings, if any, for the operation and expansion of business.

NO ASSURANCES OF REVENUE OR OPERATING PROFITS. There can be no assurance that we will be able to develop consistent revenue sources or that our operations will become profitable.

UNINSURED LOSS; ACTS OF GOD. We may, but are not required to, obtain comprehensive liability and other business insurance of the types customarily maintained by similar businesses. However, there are certain types of extraordinary occurrences which may be either uninsurable or not economically insurable. For example, in the event of a major earthquake, our telecommunications and computer systems could be rendered inoperable for protracted periods of time, which would adversely affect our financial condition. In the event of a major civil disturbance, our operations could be adversely affected. Should such an uninsured loss occur, we could lose significant revenues and financial opportunities in amounts which would not be partially or fully compensated by insurance proceeds.

WE DO NOT HAVE ENVIRONMENTAL LIABILITY INSURANCE. We do not have environmental liability insurance now, and we may not be able to obtain such insurance at a reasonable cost. If we decide to become insured for environmental liability, we will probably carry the minimum insurance required by regulatory permits. In addition, the extent of insurance coverage under certain forms of policies has been the subject in recent years of litigation in which insurance companies have, in some cases, successfully taken the position that certain risks are not covered by such policies. If we incur liability for environmental damages while we are uninsured, it could have a material adverse effect on the Company and its financial condition.

SOME OF OUR OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST. Several of our directors are independently employed and, by engaging in other business activities, have conflicts of interest in allocating their time and resources. For a more detailed account of those existing and potential conflicts of interest, see the information contained under the heading "Certain Relationships and Related Transactions" in this Prospectus.

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                         Balance Sheets


                    (Unaudited)   (Unaudited)
                    June 30,     March 31,   December     December
                    2000         2000        31, 1999     31, 1998
                    ----------     --------------------    ----------

Current assets      $  292,128   $  353,791  $  337,301   $  365,619
Noncurrent assets      693,397     607,640      631,491     694,378
                    ----------     --------------------    ----------

Total assets        $  985,525   $  961,431  $  968,792   $1,059,997
                    ==========   ==========  ==========   ==========

Current liabilities $2,037,639   $1,442,268  $1,476,675   $1,817,317
Noncurrent liabilities    291,622    1,640,218 1,675,042    1,951,773
                    ----------     --------------------    ----------

Total stockholders'
deficit             (1,343,733)   (2,121,055)(2,183,195)   (2,709,098)
                    ----------     --------------------    ----------

Total liabilities
and Stockholders'
equity              $  985,528   $  961,431  $  968,522   $1,059,992
                    ==========   ==========  ==========   ==========

                    Statements of Operations

                    (Unaudited)   (Unaudited)
                    June 30,     March 31,   December     December
                    2000         2000        31, 1999     31, 1998
                    ----------     --------------------    ----------
Sales               $2,363,463   $1,173,050  $4,710,278   $3,142,776
                    ----------     --------------------    ----------
Gross profit           275,443     198,820      380,977     394,896
                    ----------     --------------------    ----------

Operating expenses     541,452     315,710      601,299     670,276
Other expenses         125,880      38,970       87,355     193,047
                    ----------     --------------------    ----------
Operating loss        (391,889)     (155,860)  (307,677)     (468,427)
                    ----------     --------------------    ----------

Extraordinary item     917,726           0      611,692            0
                    ----------     --------------------    ----------

Net income (loss)   $  525,837   $ (155,860) $  304,015   $ (468,427)
                    ==========   ==========  ==========   ==========


                         USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares of our common stock offered by the Investors.


                 DETERMINATION OF OFFERING PRICE

The Shares will be issued upon conversion of Debentures at the conversion price of $0.29125 per share. Shares will also be issued upon exercise of related warrants at $0.39 per share. The conversion price and warrant exercise price were determined on arms-length negotiations between the Company and the purchase of its Debentures.

                            DILUTION

At the close of business on August 3, 2000, there were 17,860,384 outstanding shares of our $0.01 par value common stock. The number of outstanding shares of common stock:

     (i) includes 35,132 shares which holders of Series C Preferred Stock were entitled to receive upon conversion of their preferred stock into Common Stock. These shares were not issued at the time of conversion because the Company's calculation of the number of conversion shares inadvertently omitted to account for the impact of certain antidilution provisions of the Series C shares, which were triggered by the Company's issuance of Common Stock for less than the Series C conversion price. These shares are being issued to the pertinent stockholders prior to the Annual Meeting retroactively to the date of conversion of their Series C Preferred Stock, and will be treated as issued and outstanding and entitled to vote at the Annual Meeting.

     (ii) excludes approximately 67,000 shares of Common Stock representing an unreconciled discrepancy between the Company's stock ledger and the transfer agent's records.

We are registering 1,000,000 shares of our common stock that we will issue upon conversion of the Debentures and/or exercise of related warrants which are currently issued and outstanding and held by the Investors.

The following table sets forth the difference between the Debenture conversion price of the Shares of our common stock, the net tangible book value per share, and the net tangible book value per share assuming that all 1,000,000 Shares were issued at June 30, 2000 upon conversion of Debentures. Net tangible book value per share is calculated by dividing total tangible assets less total liabilities, or ($1,343,733), by the number of shares outstanding, 17,725,252, as of June 30, 2000.

After giving effect to the issuance of 1,000,000 Shares upon conversion of Debentures and after deducting offering expenses estimated to be $25,000, our pro forma net tangible book value will increase to $(1,077,483), or $(0.061) per share, representing an immediate increase in pro forma net tangible book value of $0.015.

Net tangible book value at June 30, 2000     $(0.076) per share
                                             --------
Net tangible book value after giving effect
to issuance of 1,000,000 Shares at
$0.29125 per Share                           $(0.061) per share
                                             --------
Per share dilution to Investors
(conversion Shares only)                     $.3523 per share
                                             ------
Percent dilution to Investor                 121%
                                             ----

                    SELLING SECURITY HOLDERS

In a transaction described in detail in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Financial and Liquidity at June 30, 2000", Thomson Kernaghan & Co., Ltd., a Canadian investment banker acting for itself and as agent for other possible participants (collectively, "Investors"), purchased $600,000 in principal amount of the Company's 10% convertible Debentures and related warrants to purchase Company's common stock. The Investors are the only holders of our Debentures and the related warrants. Upon conversion of the Debentures and/or exercise of those warrants into common stock, the Investors may offer all or some portion of those Shares of our common stock for sale from time to time. The Shares which may be offered for sale by the Investors constitute all of the shares of common stock known to the Company to be beneficially owned by the Investors. The Investors are not affiliates of the Company; and none of their officers or directors are also officers or directors of the Company.

Pursuant to the agreement by which the Investors acquired the Debentures and warrants to purchase common stock, we agreed to prepare and file a registration statement for the issuance of common stock upon conversion of the

Debentures and/or exercise of the related warrants and for the resale of these Shares by the Investors. We also agreed to pay all expenses, other than underwriting discounts and commissions and other fees and expenses of investment bankers and other than brokerage commissions, in connection with the registration and sale of the Shares of common stock which may be offered for sale by the Investors following their acquisition of those Shares upon conversion of the Debentures and/or exercise of the related warrants.


                      PLAN OF DISTRIBUTION

The Investors, may, from time to time, sell all or a portion of the Shares in the OTC Bulletin Board market, or on any national securities exchange on which our common stock is or becomes listed or traded. The Shares will not be sold in an underwritten public offering, but may be sold directly or through brokers or dealers.

The Shares may be sold in a block trade in which the broker or dealer will attempt to sell the common stock as agent but may buy and resell a portion of the block as principal to facilitate the transaction. A broker or dealer may buy the Shares as principal and resell them or keep them for its own account. The Shares may also be sold in ordinary brokerage transactions and transactions in which the broker solicits purchasers, or in privately negotiated transactions. Brokers and dealers engaged in the sale of Shares may receive commissions or discounts from the Investors or the purchaser of the Shares.

Broker-dealers may agree to sell a specified number of Shares at a stipulated price per share, and to purchase any unsold Shares at the price required to fulfill the broker-dealer commitment to the Investors. Broker-dealers who acquire Shares as principal may thereafter resell the Shares from time to time in crosses and block transactions and sales to and through other broker-dealers.

The Investors may enter into hedging transactions with broker-dealers, who may engage in short sales of our common stock. The Investors may also sell our common stock and redeliver to close out their short positions. The Investors may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of its common stock. The Investors may also lend or pledge our common stock to a broker-dealer and, upon default, sell those Shares. In addition to the foregoing, the Investors may, from time to time, enter into other types of hedging transactions.

The Investors and any broker-dealers participating in the distributions of our common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933; and any profit on the sale of our common stock by the Investors, and any commissions or discounts given to any such broker-dealer, may be deemed to be underwriting commissions or discounts pursuant to the Securities Act of 1933.

Our common stock may also be sold pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933 beginning one year after the Shares were issued, provided such date is at least 90 days after the date of this Prospectus.

We have filed the Registration Statement, of which this Prospectus forms a part, for the issuance of the Shares to the Investors upon conversion of the Debentures and/or exercise of the related warrants, for the subsequent sale of the Investors' Shares of our common stock, and for the resale of a portion of the common stock held by the former Series C Holders. We will pay all of the expenses incident to the registration of the Investors' Shares, other than commissions, discounts and fees of underwriters, dealers or agents. We can give no assurance that the Investors will sell any or all of their Shares.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this Prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, the Investors will be required to comply with all the requirements of the Securities Exchange Act of 1934.

We have advised the Investors that, during such time as they may be engaged in a distribution of any of the Shares we are registering by the Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We have advised the Investors that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The Investors and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.


                    DESCRIPTION OF SECURITIES

Common Stock. We are authorized to issue 20,000,000 shares of common stock, $0.01 par value, each share of common stock having equal rights and preferences, including voting privileges. There were 17,860,384 shares of common stock outstanding at the close of business on August 3, 2000. In addition, 1,453,433 shares of common stock were reserved for issuance upon exercise of outstanding warrants or options to purchase our common stock.

The shares of our common stock constitute equity interests in the Company entitling each shareholder to a pro rata share of cash distributions made to common shareholders, including dividend payments. We had significant losses in our last fiscal year. Therefore, it is unlikely that we will pay dividends on our common stock in the next year. We currently intend to retain our future earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

The holders of our common stock are entitled to one vote for each share of record. Shareholders are entitled to vote cumulatively with respect to the election of directors of the Company.
Directors are elected by a plurality of the votes cast by the voting stock entitled to vote at a meeting if a quorum is present. With respect to matters other than the election of directors, the holders of more than 50% of the shares voted for the matter. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock having preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock. The Company's Articles of Incorporation authorize 10,000,000 shares of $.01 par value preferred stock. Subject to amounts of outstanding preferred stock, additional shares of preferred stock can be issued with such rights and preferences, including voting rights, as the Board of Directors shall determine.

During 1986, Series A preferred stock was established by the Board of Directors. These shares are nonconvertible, nonredeemable and are entitled to a $1.00 per share per year cumulative dividend. Series A preferred stockholders have voting rights for directors only and a total liquidation preference equal to $45,000 plus dividends in arrears. At December 31, 1999, cumulative dividends in arrears amounted to $60,750, or $13.50 per share. The aggregate Series A liquidation preference was $108,000 at June 30, 2000.

During 1993, Series B preferred stock was established by the Board of Directors; and 1,666,667 shares were issued in connection with the final settlement of litigation related to the nonpayment of royalties under a sublease contract. The Series B preferred stock has preference over the Company's common stock and Series A preferred stock, has no voting rights and is entitled to cumulative dividends of $.01 per share per year. In the event of dissolution or liquidation of the Company, the preferential amount payable to Series B restricted preferred stockholders is $1.00 per share plus dividends in arrears. No dividends have been declared or paid with respect to the Series B preferred stock. In 1995, 916,667 shares of Series B preferred stock were surrendered to the Company in connection with the settlement of litigation against Bobby C. Hamilton. At December 31, 1999, cumulative dividends in arrears were $45,000, or $0.06 per share, with 750,000 shares currently outstanding. The aggregate Series B liquidation preference at June 30, 2000 was $798,750.

During 1997, the Company issued 2,560,762 shares of Series C preferred stock in connection with the conversion of certain debts owed by the Company. The rights, preferences, privileges and limitations of the Series C preferred shares issued upon conversion of debt are set forth below:

     Designation. The class of Convertible Preferred Stock, Series C, $0.01 par value per share, shall consist of 2,560,762 shares of the Company.

     Optional Conversion. A holder of Series C preferred shares shall have the right to convert the Series C shares, at the option of the holder, at any time within 18 months following issuance, into shares of common stock at the ratio of 1:1, subject to adjustment as provided below.

     Voting Rights. The holders of Series C preferred shares shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of such Series C preferred shares.

     Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of Series C preferred shares shall be entitled to receive as a preference over the holders of common stock an amount per share equal to $0.55, subject to the preferences of the holders of the Company's outstanding Series A and Series B preferred stock. At June 30, 2000, the aggregate Series C liquidation preference was $113,281.

     Registration Rights. Twenty percent (20%) of the underlying common stock issuable upon conversion of the Series C preferred shares shall be entitled to "piggyback" registration rights when, and if, the Company files a registration statement for its securities or the securities of any other stockholder.

     Redemption. The Series C preferred shares are not redeemable by the Company.

     Antidilution Provisions.  The conversion price of the Series
C shares shall be subject to adjustments to prevent dilution in the event that the Company issues additional shares at a purchase price less than the applicable conversion price (other than shares issued to employees, consultants and directors pursuant to plans and arrangements approved by the Board of Directors, and securities issued to lending or leasing institutions approved by the Board of Directors). In such event, the conversion price shall be adjusted according to a weighted-average formula, provided that a holder of Series C shares purchases his pro rata share of the securities being sold in the dilutive financing. The initial conversion price for the Series C shares is $0.55.

     Protective Provisions. The consent of a majority interest of the holders of Series C preferred shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series C shares materially and adversely; or (ii) creates any new class of shares having preference over or being on a parity with the Series C shares.

During 1999, holders of 2,354,726 shares of Series C shares converted their shares into 2,389,858 shares of common stock of Company. At December 31, 1999 and at June 30, 2000, 205,996 shares of Series C preferred stock remained outstanding.

    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth the range of high and low bid prices as reported by the OTC Bulletin Board ("OTCBB") for the periods indicated. The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Currently, the stock is traded on the OTCBB under the symbol "UAMY."


               2000                High           Low
               ----                ----           ---

               First Quarter       $0.95          $0.22
               Second Quarter      $0.88          $0.20

               1999                High           Low
               ----                ----           ---

               First Quarter       $0.16          $0.20
               Second Quarter       0.17           0.17
               Third Quarter        0.31           0.38
               Fourth Quarter       0.16           0.16

               1998                High           Low
               ----                ----           ---

               First Quarter       $0.20          $0.16
               Second Quarter       0.28           0.16
               Third Quarter        0.37           0.16
               Fourth Quarter       0.28           0.13


The approximate number of record holders of the Registrant's common stock at December 31, 1999 is 2,700.

No dividends have been paid or declared by the Registrant during the last five years.


                     DESCRIPTION OF BUSINESS

General. Section 21E of the Securities Exchange Act of 1934 provides a "safe harbor" for forward-looking statements. Certain information included herein contains statements regarding management's expectations about future production and development activities as well as other capital spending, financing sources and effects of regulation. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made herein. These risks and uncertainties include, but are not limited to, those relating to the market price of metals, production rates, production costs, availability of continued financing, and the Company's ability to remain a going concern.
The Company cautions readers not to place undue reliance on any forward-looking statements, and such statements speak only as of the date made.

Summary. AGAU Mines, Inc., predecessor of United States Antimony Corporation, was incorporated in June 1968 as a Delaware corporation to explore, develop and mine gold and silver properties. United States Antimony Corporation ("USAC" or "the Company") was incorporated in Montana in January 1970 to mine and produce antimony products. In June 1973, AGAU Mines, Inc. was merged with and into USAC, with USAC the surviving corporation in the merger. In December 1983, the Company suspended its antimony mining operations when it became possible to purchase antimony raw materials more economically from foreign sources. The principal business of the Company has been the production of antimony products and the mining and milling of gold.

The Company has been able to sustain its operations through gross profit produced from its antimony operations, common stock sales, and financing from banks and other sources. There can be no assurance, however, that the Company will be able to continue to meet its obligations and continue in existence as a going concern (see Note 1 to the Financial Statements).

Antimony Division. The Company's antimony properties, mill and metallurgical plant are located in the Burns Mining District of Sanders County, Montana, approximately 15 miles west of Thompson Falls. The Company holds 12 patented lode claims, some of which are contiguous, and 2 patented mill sites.

Prior to 1984, the Company mined antimony ore underground by driving drifts and using slushers in room and pillar type stopes. Mining was suspended in December 1983, because antimony could be purchased more economically from foreign sources. The Company's underground antimony mining operations may be reopened in the future should raw material prices warrant doing so. The Company now purchases the majority of its raw antimony from China and, to a lesser degree, Canada.

The Company currently owns 50% of the common stock of United States Antimony, Mexico S.A. de C.V. ("USAMSA"), which is expected in future years to produce antimony metal and other products. USAMSA is pursuing the assignment of mining concessions in the Mexican states of Zacatecas, Coahuila, Sonora, Queretaro and Oaxaca. These products would then be sent to the Company's plant near Thompson Falls, Montana for processing.

During 1999 and 1998, the Company invested capital and surplus equipment from its Thompson Falls antimony operation in USAMSA, which is being used for the construction of an antimony processing plant in Mexico. To date, two antimony processing furnaces and a warehouse building have been built and limited antimony processing has taken place. USAMSA anticipates utilizing the processing facilities as processing opportunities become available and as antimony prices dictate.

From refined antimony metal, the Company produces four antimony oxide products of different particle size using proprietary furnace technology, and several grades of sodium antimonate using hydro metallurgical techniques. Antimony oxide is a fine, white powder that is used primarily in conjunction with a halogen to form a synergistic flame retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings and paper. Sodium antimonate is primarily used as a fining agent for glass in cathode ray tubes used in computer monitors and television bulbs and as a flame retardant.

The Company employed two full time sales managers in 1999 and implemented administrative systems needed to manage sales accounting and shipping logistics. In connection with these efforts, the Company negotiated various commission-based sales agreements with other chemical distribution companies, developed its own web-site ("usantimony.com") and made substantial improvements to its analytical and chemical research capabilities. In 1999, the Company devoted substantial efforts to the research and development of new antimony products and applications. These efforts have resulted in advances in the Company's preparation, packaging and quality of its antimony products. The Company believes that it will be able to stay competitive in the antimony business and generate increasing profits because of these advances.

For the year ended December 31, 1999, the Company sold 5,517,443 pounds of antimony products generating approximately $4.7 million in revenues. During 1998, the Company, through its relationship with HoltrChem, Inc. ("HoltraChem") and BCS, sold 2,834,186 pounds of antimony products, which generated approximately $3.1 million in revenues. During 1999 and 1998, 20% and 19%, respectively, of the Company's antimony sales were made to one customer.

Gold Division
-------------

Yankee Fork Mining District. Until 1989, the Company mined and milled and silver in the Yankee Fork Mining District in Custer County, Idaho. The metals were recovered by gravity and flotation mill, and the concentrates were leached with cyanide to produce a bullion product at the Preachers Cove mill, which is located on the Yankee Fork of the Salmon River. The Preachers Cove mill has been dismantled and the site is undergoing environmental remediation pursuant to an Idaho Department of Environmental Quality consent decree. See "Environmental Matters". The Company owns two patented lode mining claims in the Yankee Fork District, which are now idle.

Yellow Jacket Mining District. In 1990, the Company entered into a mining venture agreement to mine and mill gold and silver ores at the Yellow Jacket Mine located in the Yellow Jacket Mining District of Lemhi County, Idaho, approximately 70 miles southwest of Salmon, Idaho. During the years from 1991 to 1996 the Company mined, milled and sold gold bullion produced from the mine. In 1996, production at the Yellow Jacket was suspended due to recurring operating losses and declines in precious metal prices. The Yellow Jacket property was put on a care and maintenance status. In 1999, the company abandoned its leasehold interests and began environmental remediation activity at the Yellow Jacket (see "Environmental Matters") and began reclamation of the Yellow Jacket tailings ponds and pit area.

Environmental Matters. The exploration, development and production programs conducted in the United States are subject to local, state and federal regulations regarding environmental protection.
Certain of the Company's mining and production activities are conducted on public lands. The USDA Forest Service extensively regulates mining operations conducted in National Forests. Department of Interior regulations cover mining operations carried out on most other public lands. All operations by the Company involving the exploration for or the production of minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of water sources, waste materials, odor, noise, dust and other environmental protection requirements adopted by federal, state and local governmental authorities. The Company may be required to prepare and present to such authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. Any changes to the Company's reclamation and remediation plans which may be required due to changes in federal regulations could have an adverse effect on the Company's operations.

In 1994, the U.S. Forest Service, under the provisions of the Comprehensive Environmental Response Liability Act of 1980 (CERCLA) designated the Company's cyanide leach plant at the Preachers Cove mill, which is located six miles north of Sunbeam, Idaho on the Yankee Fork of the Salmon River, as a contaminated site requiring cleanup of cyanide solution. In 1996, the Company signed a consent decree related to the reclamation and remediation at the Preachers Cove mill in Idaho as required by the Idaho Department of Environmental Quality. The Company has been reclaiming the property; and, as of December 31, 1999, the cyanide solution discharge was complete, the mill removed, and the cyanide leach residue disposed of. The Company anticipates substantial completion of reclamation sometime in 2000.

The Company has environmental remediation obligations at its antimony processing site near Thompson Falls, Montana ("the Stibnite Hill Mine Site"). Under the regulatory jurisdiction of the U.S. Forest Service and subject to the operating permit requirements of the Montana Department of Environmental Quality, the Company has performed substantial environmental reclamation activities during 1999 and 1998.

These activities included installation of a PVC liner and a geotextile layer on two of the tailings ponds and the removal of approximately 25,000 yards of tailings material from a third pond. During 2000, the Company plans to line a storm water pond and store a slag material pile in a lined residue vault, thus fulfilling the majority of its environmental responsibilities at the Stibnite Hill Mine site.

During the second quarter of 1999, the Company began final reclamation and closure at the Yellow Jacket property. During the third and fourth quarters of 1999 the Company began disassembly of the mill and mill buildings and removed tailings waste from the tailings ponds. The reclamation activity is being overseen by the U.S. Forest Service and the Idaho Department of Environmental Quality. The Company hopes to have the majority of its environmental obligations relating to the Yellow Jacket property fulfilled by the end of 2000.

The Company has accrued amounts on its balance sheet that it believes to be representative of future costs required to fully reclaim these properties.

Marketing. During the first quarter of 1999, and in prior years dating back to 1991, the Company marketed its antimony products with HoltraChem and later its successor, BCS, in a 50/50 profit sharing arrangement. In March 1999, the Company notified BCS that it was terminating the agreements that HoltraChem had assigned BCS, and that the Company was going to market and distribute antimony products independently. As a result the Company took steps to market its products to existing and prospective customers, and has been able to do so successfully. The Company employs full time marketing personnel and has negotiated various commission based sales agreements with other chemical distribution companies.

Antimony. The operating results of the Company have been and will continue to be directly related to the market prices of antimony metal, which have fluctuated widely in recent years. The volatility of such prices is illustrated by the following table which sets forth the average prices of antimony metal per pound as reported by sources deemed reliable by the Company.

                    Year           Average Price
                    ----           -------------

                    1999           $0.58
                    1998            0.63
                    1997            0.93
                    1996            1.60
                    1995            2.20


The range of sales prices for antimony oxide per pound was as follows for the periods indicated:

          Year           High           Low       Average Price
          ----           ----           ---       -------------

          1999           $5.52          $0.65     $0.85
          1998            5.57           0.83      1.13
          1997            5.75           0.98      1.41
          1996            4.50           1.53      1.86
          1995            3.12           0.89      2.56


Antimony metal prices are determined by a number of variables over which the Company has no control. These include the availability and price of imported metals, the quantity of new metal supply, and industrial and commercial demand. If metal prices decline and remain depressed, the Company's operations may be adversely affected.

Until recently, antimony prices have been at a 35 year low. Beginning in lat June 2000, prices have risen dramatically, primarily as a result of restrictions by the Chinese government on exports of antimony metal from China, one of the principal suppliers of antimony. The Company has a long term supply contract with an antimony dealer who has contracted to supply antimony to the Company at a fixed price below current market price. The dealer, who supplies _____% of the antimony metal used by the Company as raw materials for its products, has indicated he will refuse to supply metal at the contracted price. This breach of contract will negatively impact the Company's ability to profit on a major long term contract also at a fixed price, and may adversely effect the Company's financial condition and results of operation. The Company's USAMSA venture is intended eventually to reduce the Company's dependence on foreign sources but is not expected to provide sufficient raw material for several years.

Other. The Company holds no material patents, licenses, franchises or concessions, but it considers its antimony processing plant proprietary in nature. The Company uses the trade name "Montana Brand Antimony Oxide" for the marketing of its antimony products.

The Company is subject to the requirements of the Federal Mining
Safety and Health Act of 1977, requirements of the state of Montana and the state of Idaho, Federal and State Health and Safety statutes and Sanders County, Lemhi County and Custer County health ordinances.

Management of the Company believes that its current discharge of waste materials from its processing facilities is in material compliance with environmental regulations and health and safety standards. See "Environmental Matters."


Employees.
---------

As of March 27, 2000, the Company and its wholly-owned subsidiary employed 31 people, which number may adjust seasonally. None of the Company's employees are covered by collective bargaining agreements.


       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS

This Prospectus includes forward-looking statements that involve risks and uncertainties.

"Forward looking statements" can be identified by the use of forward-looking terminology such as "believes," "could," "possibly," "anticipates," "estimates," "projects," "expects," "may," "will," or "should." Such statements are subject to certain risks, uncertainties and assumptions. No assurances can be given that the future results anticipated by forward looking statements will be achieved. Our actual results may differ materially from these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Prospectus.

Certain matters discussed are forward-looking statements that involve risks and uncertainties, including the impact of antimony prices and production volatility, changing market conditions and the regulatory environment and other risks. Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of this filing. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Results of 1999 Operations. The Company's reported net income of $304,015 in 1999, or $0.02 per basic share, compared to a net loss of $468,427 or $0.04 per basic share in 1998. The net income in 1999 is primarily due to an extraordinary gain recognized on the conversion of certain debts to common stock of $611,692. Without the effect of the extraordinary gain, the Company would have experienced a net loss from its operating activities of $307,677 during 1999.

Total revenues during 1999 were $4,710,278 compared to $3,142,776 in 1998. The increase was directly due to the Company's independent marketing and sale of its antimony products during the majority of 1999, compared to sharing 50% of antimony product sales with affiliated sales companies during 1998. Sales of antimony products in 1999 were $4,710,278 consisting of 5,517,443 pounds sold at an average sales price of $ 0.85 per pound. Sales of antimony products in 1998 were $3,130,332, consisting of 2,834,186 pounds sold at an average sales price of $1.10 per pound. Sales made during 1999 included first quarter sales made with a sales affiliate who recorded 50% of the quarter's total sales of $690,302 consisting of 684,322 pounds, on their financial statements. Gross profit from antimony product sales was $380,977 in 1999, or 8% of sales, compared to $394,896 in 1998, or 12% of sales. Almost all of the antimony products sold were produced at the Company's plant near Thompson Falls, Montana.

Combined care and maintenance costs and exploration and evaluation costs at the Yellow Jacket property totaled $200,867 in 1999 compared to $362,722 in 1998. The decrease is due to the Company's abandonment of exploration activities at the Yellow Jacket during 1999.

During 1999, the Company made adjustments to accrued reclamation costs and accounts payable of $70,000 and $16,440, respectively.
The adjustments were made to adjust the balances of these liabilities to reflect an accurate amount of the Company's anticipated obligation. No such adjustments were proposed in 1998.

General and administrative expenses increased from $307,554 in 1998 to $400,432 in 1999, an increase of $92,878 or approximately 30%. The increase in 1999 compared to 1998 was principally due to legal costs associated with settling the Maguire litigation during 1999.

Interest expense of $185,985 in 1999 decreased compared to interest expense of $216,317 in 1998 primarily due to the conversion of certain debts to common stock in 1999. Interest and other income was $12,190 in 1999 and $23,270 in 1998. The decrease in interest and other income during 1999 was primarily due to the absence of other income in 1999 compared to 1998.

In 1999, the Company converted $682,397 of defaulted debenture principal and interest and $144,339 of principal and interest related to certain mining lease royalties (judgements payable) into common stock of the Company. In connection with these conversions the Company recorded an extraordinary gain of $611,692. No such conversions or gains took place during 1998.

Financial Condition and Liquidity at December 31, 1999. At December 31, 1999, Company assets totaled $968,522, and there was a stockholders' deficit of $2,183,195. The stockholders' deficit decreased $525,898 from the prior year, primarily due to the conversion of debts to common stock. In order to continue as a going concern, the Company is dependent upon (1) profitable operations from the antimony division, (2) additional equity financing, and (3) continued availability of bank financing. Without financing and profitable operations, the Company may not be able to meet its obligations, fund operations and continue in existence. There can be no assurance that management will be successful in its plans to improve the financial condition of the Company.

Cash provided by operations during 1999 was $59,986 compared to $16,598 in 1998. The increase in cash provided by operations in 1999 compared to cash provided by operations in 1998 was primarily due to the increase in accounts payable and other current liabilities during 1999.

Investing activities used $76,417 of cash in 1999 compared with $31,182 in 1998. Cash used in investing activities during both years related exclusively to purchases of properties, plants and equipment, for the antimony division and the Company's investment in USAMSA.

Financing activities provided $16,431 of cash in 1999 and $14,584 in 1998. Cash from financing activities relates principally to cash received from common stock sales and bank financing in 1998 and primarily bank from bank financing in 1999.

Other significant financial commitments for future periods will include:

     *    Servicing notes payable to bank.

     *    Servicing the note payable to Bobby C. Hamilton.

     * Keeping current on property, payroll, and income tax liabilities and accounts payable.

     * Fulfilling responsibilities with environmental, labor safety and securities regulatory agencies.

During the second quarter of 1999, the Company began to operate its antimony business independently. Accordingly, the Company should experience an increase in its overall profitability (if and when antimony prices return to pre-1999 levels) in the antimony business as a result of the change. This increase in profitability will assist the Company in meeting its obligations.

In 1999, the Yellow Jacket leases were terminated and reclamation and closure activities began. As the Yellow Jacket property is reclaimed, care-and-maintenance and reclamation costs will eventually cease and the Company will be able to direct more resources to funding its operations and paying its obligations. Financial resources may also be generated from the disposal of equipment at the Yellow Jacket.

During 1999, the Company negotiated a factoring arrangement with a company that will allow the Company to sell its accounts receivable and utilize the funds from these sales to finance operations.

In 1998, 300,000 additional unregistered common stock shares and common stock purchase warrants were sold to a director and others for $75,000. The Company plans to offer additional shares of its common stock for sale to fund operations and reduce liabilities.

Results of Operations for the six-month period ended June 30, 2000. The Company's operations resulted in a net loss of $391,889 for the six-month period ended June 30, 2000 compared with a net income of $12,191 for the six-month period ended June 30, 1999. Net income for the period ended June 30, 2000, after the extraordinary gain on settlement of debt (see "Financial Condition and Liquidity at June 30, 2000"), was $525,837.

Total revenues from antimony product sales for the first six months of 2000 were $2,363,463 compared with $2,223,922 during the comparable period in 1999. Sales of antimony products during the first six months of 2000 consisted of 2,559,961 pounds at an average sale price of $0.92 per pound. During the first six months of 1999 sales of antimony products consisted of 2,233,421 pounds at an average sale price of $1.00 per pound. The decrease in sale prices of antimony products from the first two quarters of 1999 compared to the first two quarters of 2000 is the result of a corresponding decrease in antimony metal prices. Gross profit from antimony sales during the first six months of 2000 was $275,443, compared with gross profit of $420,814 during the first six months of

1999. The decrease in gross profit during the first six months of 2000 compared to the comparable period of 1999 is primarily due to decreased antimony product sales prices during 2000.

Costs related to the reclamation of Yellow Jacket were $77,906 for the six-month period ended June 30, 2000, compared with care, maintenance and reclamation costs of $43,770 during the six-month period ended June 30, 1999. The increase was primarily due to the increased reclamation activities during 2000 as compared to 1999. Costs related to exploration and evaluation at Yellow Jacket were $45,198 for the six-month period ended June 30, 1999, compared with no exploration costs during the six-month period ended June 30, 2000.

Sales expense was $194,351 for the six-month period ended June 30, 2000 compared to $63,960 for the same period in 1999. The increase in sales expense during the first six months of 2000 as compared to the same period of 1999 was due to the sales department's operation for only three months of the six month period ended June 30, 1999.

General and administrative expenses increased $125,487 to $269,195 during the first six months of 2000 as compared to $143,708 during the first six months of 1999. The increase was partially due to financial consulting expense of $78,000 incurred in connection with the settlement of debt in the first quarter of 2000 that was not incurred in 1999.

Interest expense was $81,239 during six-month period ended June 30, 2000, compared to $116,072 for the same period in 1999. The decrease in interest expense is primarily due to interest costs relating to inventory purchased from a former sales affiliate during 1999 that was not incurred in 2000.

Interest income was $4,647 during the six-month period ended June
30, 2000, and was comparable to $4,657 for the same period in 1999.

During the second quarter of 1999 a gain of $16,440, resulting from the write off of certain accounts payable, was recognized. No such gain was recognized for the comparable quarter of 2000.

Financial Condition and Liquidity at June 30, 2000. At June 30, 2000, Company assets totaled $985,528; and there was a stockholders' deficit of $1,343,733. The stockholders' deficit decreased $839,462 from December 31, 1999, due to the extraordinary gain on settlement of debt. In order to continue as a going concern, the Company is dependent upon profitable operations from the antimony division and continuing short and long-term debt financing. Without financing and profitable operations, the Company may not be able to meet its obligations, fund operations and continue in existence.

Cash provided used by operating activities during the first six months of 2000 was $316,486 compared with cash provided of $15,263 during the first six months of 1999. The change in cash from operations for the first six months of 2000 compared to the same period in 1999 was primarily due to the net loss of $361,889 (before extraordinary gain on the settlement of debt) incurred during the first two quarters of 2000.

Cash used in investing activities during the first six months of 2000 was $35,079 compared to $45,732 used during the comparable period of 1999. During both periods, cash used in investing activities related to the Company's investment in antimony processing plant and equipment.

Cash provided by financing activities was $351,565 during the first six months of 2000 compared to $30,469 provided by financing activities during the comparable period of 1999. The increase in cash provided from financing activities was principally due to advances from the Company's President of $70,000, common stock and warrant sales of $155,000 and the issuance of $600,000 of convertible debentures during the first six months of 2000. Cash provided from financing activities during the first six months of 2000 was used to settle an outstanding debt (see below) and fund operations.

In an effort to improve the Company's financial condition, the Company's management began negotiations during the second quarter of 2000 to settle a debt owed the Estate of Bobby C. Hamilton (the "Estate"). The approximately $1,500,000 debt required minimum annual payments of principal and interest totaling $200,000, consuming 4% of the Company's gross revenues from sales. As a result of management's negotiations, the Company entered into a Settlement and Release of All Claims Agreement (the "Settlement Agreement") with the Estate on June 23, 2000.

The Settlement Agreement extinguished the note payable to the Estate in exchange for a cash payment of $500,000 and the issuance of 250,000 shares of the Company's common stock. The cash payment was financed by the issuance of $600,000 of Debentures pursuant to a financing agreement with Thomson Kernaghan & Co., Ltd. ("TK"), a Canadian investment banker, described in detail below. This settlement and related financing transaction resulted in an extraordinary gain of approximately $917,726.

The Settlement Agreement mutually released both parties from any and all obligations between them, and includes the Company's indemnification of the Estate against any liabilities and claims that may result from environmental remediation responsibilities on the Company's Idaho gold properties. The Settlement Agreement also required the Company to arrange the purchase of 614,000 shares of the Estate's unrestricted common stock of the Company by a third party for $90,340.

In connection with the Settlement Agreement between the Company and the Estate, the Company entered into a financing agreement with TK effective July 11, 2000. The financing agreement provides, among other things, for the sale of up to $1,500,000 of the Company's convertible debentures ("Debentures") to the investment banker and its affiliates. In addition, TK agreed to purchase, pursuant to the Settlement Agreement, 614,000 shares of unrestricted common stock of the Company owned by the Estate for $90,340. The financing agreement also provides for an initial Debenture purchase of $600,000, and specifies that the proceeds from the sale be used to 1) pay the Estate $500,000 and extinguish the note payable owed it pursuant to the Settlement Agreement, 2) pay the fees and expenses of TK's counsel not to exceed $15,000, 3) pay TK's fee of $60,000 relating to the placement of the Debentures, and 4) provide $25,000 for the Company's working capital purposes.

The Debentures are due June 30, 2002 and accrue interest at 10% to be paid annually on each anniversary date of the issue. The Debentures are convertible into shares of the Company's Common Stock based on a formula determining the conversion price equal to 75% of the average 3 lowest closing bid prices for the Company's Common Stock as quoted by Bloomburg L.P. in the twenty trading days immediately preceding (i) the effective date of the financing agreement (July 11, 2000) or (ii) the conversion date of the Debentures, whichever is lower. The agreed Debenture conversion price for the initial $600,000 tranche is $0.29125 per share.

Pursuant to the financing agreement, the Company issued to TK, as additional consideration for the financing arrangement, warrants to purchase 961,539 shares of the Company's Common Stock at $0.39 per share and issued warrants to purchase 384,615 shares of the Company's common stock at $0.39 per share to the purchasers of the initial $600,000 of Debentures. The warrants are exercisable for five years. If additional Debentures are issued under the financing agreement, the Company will issue additional warrants to purchase the Company's common stock at $0.39 per share. The number of shares subject to such additional warrants shall be equal to 25% of the face amount of the additional Debentures divided by $0.39 per share.

The financing agreement required that the Company execute a registration rights agreement, binding the Company to prepare and file a registration statement with the Securities and Exchange Commission registering the shares of Common Stock issuable upon exercise of the warrants and upon conversion of the Debentures, and to increase the number of its authorized but outstanding shares of Common Stock to accommodate the exercise of the warrants and conversion of the Debentures.

In connection with the sale of the initial $600,000 tranche of Debentures pursuant to the TK financing agreement, the Company contractually committed to reserve for issuance to Debenture holders and warrant holders and to contingently issue and deliver to an escrow certificates for 4,436,283 shares of Common Stock (consisting of 100% of the warrant shares and 150% of the conversion shares calculated as if the conversion date were July 11, 2000). As of the Record Date, of the Company's 20,000,000 shares of authorized Common Stock, 17,860,384 shares (see "Dilution") were issued and outstanding, and 1,457,433 shares were reserved for future issuance upon exercise of outstanding warrants, options and other rights to acquire Company's Common Stock. Consequently, the Company currently does not have sufficient authorized, unissued and unreserved shares of Common Stock to meet its contractual obligation to TK. If the shareholders do not authorize the additional shares of Common Stock needed to meet this contractual commitment, the Debentures will be in default in the amount of $600,000 plus accrued interest.

During the first six months of 2000, the Company the took the following additional actions to minimize its losses, conserve its cash flow, and improve its financial condition:

     * Restructured its sales department, reducing overall staffing expenses

     *    Refinanced a long-term note payable with a bank

     * Negotiated an abatement of property taxes due an Idaho county

     * Negotiated a reduction in the "holdback" retainage on an accounts receivable factoring agreement

     * Obtained additional advances from the Company's President in the amount of $71,243

     * Increased production from its old Thompson Falls slag pile to decrease raw material costs

During the third quarter of 2000, the Company plans to hold an annual meeting of shareholders. At this meeting, management will propose an amendment to the Company's articles of incorporation increasing the number of authorized shares of common stock to satisfy the requirements of the TK financing agreement and to make available additional shares for sale. Management believes that this increase in capitalization will be valuable in obtaining additional convertible debenture financing pursuant to the financing agreement and generating funds from common stock sales.

In 1996, the Yellow Jacket operation was put on a care-and-maintenance basis after a long history of operating losses. During the second quarter of 1999, the Company terminated its exploration efforts at the Yellow Jacket, and began reclamation activities. While the Yellow Jacket reclamation currently continues to consume the Company's resources, management anticipates that additional financial resources will be available when reclamation activities are final, sometime in 2001.

While management is optimistic that the Company will be able to achieve profitable operations and meet its financial obligations, there can be no assurance of such.

Significant financial commitments for future periods will include:

     *    Servicing notes payable to bank.

     * Keeping current on property, payroll, and income tax liabilities and accounts payable.

     * Fulfilling responsibilities with environmental, labor safety and securities regulatory agencies.


                     DESCRIPTION OF PROPERTY

Antimony Division. The Registrant's principal plant and mine are located in the Burns Mining District, Sanders County, Montana, approximately 15 miles west of Thompson Falls, Montana. The Registrant holds 2 patented mill sites and 12 patented lode mining claims covering 192 acres. The lode claims are contiguous within two groups.

Antimony mining and milling operations were curtailed during 1983 due to continued declines in the price of antimony. The Company is currently purchasing foreign raw antimony materials and continues to produce antimony metal, oxide and sodium antimonate from its antimony processing facility near Thompson Falls, Montana.

Gold Division
-------------

Yankee Fork Mining District

Estes Mountain. The Estes Mountain properties consist of 2 patented lode mining claims in the Yankee Fork Mining District of Custer County, Idaho. These claims are located approximately 12 miles from the Company' former Preachers Cove Mill.

Preachers Cove Millsite. The Company had a 150-ton per day gravity and flotation mill located approximately 50 miles west of Challis, Idaho and 19 miles northeast of Stanley, Idaho on the Yankee Fork of the Salmon River at Preachers Cove. The mill also had a cyanide leach plant for the processing of concentrates into dore' bullion. The plant has been dismantled and the property is nearing final reclamation.

Yellow Jacket Mining District. The Yellow Jacket property consisted of 12 patented and various unpatented lode mining claims located in the Yellow Jacket Mining District of Lemhi County, Idaho, approximately 70 miles southwest of Salmon, Idaho. In 1996, Company personnel determined that the existing mineral resource was not economical to mine without additional operating capital and an increase in current metals prices. Accordingly, production operations at the Yellow Jacket property were suspended and the mine placed on a care-and-maintenance status. Subsequent to 1996, the Company engaged in underground exploration activities at the property. During the second quarter of 1999, due to depressed precious metal prices and the absence of a discovery of mineralized material that could be economically mined, the company abandoned its leasehold interests in the Yellow Jacket property and began final reclamation and closure activities. (See "Environmental Matters.")


                DIRECTORS AND EXECUTIVE OFFICERS

                         Affiliation
Name                Age  with Registrant          Expiration of Term
-----               ---  ---------------          ------------------

John C. Lawrence    62   Chairman, President,     Annual meeting
                         Secretary,and Treasurer;
                         Director

Robert A. Rice      76   Director                 Annual meeting

Leo Jackson         59   Director                 Annual meeting


Business Experience of Directors and Executive Officers
-------------------------------------------------------

John C. Lawrence. Mr. Lawrence has been the President and a Director of the Company since its inception. Mr. Lawrence was the President and a Director of AGAU Mines, Inc., the predecessor of the Company, since the inception of AGAU Mines, Inc., in 1968. He is a member of the Society of Mining Engineers and a recipient of the Uuno Sahinen Silver Medallion Award presented by Butte Tech, University of Montana.

Robert A. Rice. Mr. Rice is a metallurgist, having been employed by the Bunker Hill Company, a wholly owned subsidiary of Gulf Resources and Chemical Corporation at Kellogg, Idaho, as Senior Metallurgist and Mill Superintendent until his retirement in 1965. Mr. Rice has been a Director of the Company since 1975.

Leo Jackson. Mr. Jackson is a resident of El Paso, Texas. He is currently the President of Production Minerals, Inc., and has been involved in the production and marketing of industrial minerals such as fluorspar and celestite in the United States and Mexico for 25 years. Mr. Jackson speaks fluent Spanish and has a BBA degree from the Sul Ross State University in Texas. Mr. Jackson has been a Director of the Company since February, 1999.

The Company is not aware of any involvement by its directors or executive officers during the past five years in certain legal proceedings that are material to an evaluation of the ability or integrity of such director or executive officer.

Board Meetings and Committees. The Company's Board of Directors held twelve (12) regular meetings during the 1999 calendar year. Each incumbent director attended at least 75% of the meetings held during the 1999 calendar year, in the aggregate, by the Board and each committee of the Board of which he was a member. The Company's Board of Directors does not have a Compensation Committee, an Audit Committee, or a Nominating Committee.

Board Member Compensation. The Company pays directors' fees in the form of 6,000 shares of Company's Common Stock per year per director. Directors are also reimbursed reasonable out-of-pocket expenses in connection with attending meetings.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and the holders of 10% or more of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and stockholders holding more than 10% of the Company's common stock are required by the regulation to furnish the Company with copies of all Section 16(a) forms they have filed.

Based on information received by the Company, Mr. Lawrence timely filed a Form 4 report upon receipt of annual stock compensation;
Mr. Rice and Mr. Jackson have not timely filed a Form 4 upon receipt of annual stock compensation.


 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

A person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following tables set forth certain information, as of the Record Date, regarding beneficial ownership of the Company's stock by (1) each person who is known to the Company to own beneficially more than 5% of any class of the Company's Voting Stock, and (2)
(a) each director and each nominee for the election as a director of the Company, (b) each executive officer named in the Summary Compensation Table set forth above in this Proxy Statement, and (c) all current directors and current executive officers of the Company as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon the Company's records and, in the case of holders of more than 5% of the Company's stock, the most recent Schedule 13D or 13F filed by each such person or entity and information supplied to the Company by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown.

Security Ownership of Certain Beneficial Owners. As of the close of business on March 27, 2000, based on information available to the Company, the following persons own beneficially more than 5% of the outstanding voting securities of the Company:


                                                            Percent
               Name and Address of Amount and Nature of     of
Title of Class Beneficial owner    Beneficial Ownership     Class
-------------- ------------------- --------------------     -------

Common stock   The Maguire Family  2,825,807 (2)            15.1(1)
               and related entities
               as a group          c/o Walter L. Maguire, Sr.
                                   P.O. Box 129
                                   Keller, VA  23401

Common stock   John C. Lawrence    2,930,838 (3)            15.7(1)
               and related family
               members             P.O. Box 643
                                   Thompson Falls, MT 59873

Common stock   The Dugan Family    2,360,942 (4)            12.6(1)
                                   c/o A. W. Dugan
                                   1415 Louisiana Street, Suite 3100
                                   Houston, TX 77002

Preferred SeriesA. Gordon Clark, Jr.4,500 (5)               100
A stock                            2 Musket Trail
                                   Simsbury, CT 06070



Security Ownership of Management as of March 27, 2000
-----------------------------------------------------


                                                            Percent
               Name and Address of Amount and Nature of     of
Title of Class Beneficial owner    Beneficial Ownership     Class
-------------- ------------------- --------------------     -------

Common stock   John C. Lawrence    2,855,838 (6)            15.3
Common stock   Robert A. Rice        193,994 (7)             1.0
Common stock   Leo Jackson            35,700                Nil
                                   ---------                ----
Common stock   All Directors and executive
               officers as a group 3,085,532                16.3
                                   =========                ====


(1) Percent of ownership is based upon 18,694,608 shares of common stock and exercisable warrants, 4,500 shares of Series A preferred stock, and 205,996 shares of Series C preferred stock outstanding at March 27, 2000. The Company's 750,000 outstanding shares of nonvoting Series B Preferred Stock are not included in the calculation of the percentage ownership of Voting Stock.
(2)  Includes 410,000 warrants to purchase common stock.
(3)  Includes 405,818 warrants to purchase common stock.
(4)  Includes 600,000 warrants to purchase common stock.
(5) The outstanding Series A and C preferred shares carry voting rights for the election of directors.
(6) Includes warrants to purchase 565,810 shares of common stock; does not include 75,000 shares owned by family members of John C. Lawrence. Mr. Lawrence has waived the right to exercise warrants to purchase 317,817 shares of common stock until the Company's shareholders authorize additional shares.
(7)  Includes 3,101 warrants to purchase common stock.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See transactions described in notes 4, 7, 8, 10 and 13 to the Company's Financial Statements as of December 31, 1999. The following related party transactions have occurred since
December 31, 1999:

Stock Issuance

250,000 shares of common stock issued to the Estate of Bobby C.
Hamilton, creditor and shareholder.

125,000 shares of common stock issued to a Company related to Al
Dugan, a major shareholder, for cash of $50,000.

100,000 shares of common stock issued to a Company related to Al
Dugan, a major shareholder, for cash of $25,000 and pursuant to exercise of previously issued options.

100,000 shares of common stock issued to a Company related to Al
Dugan, a major shareholder, for cash of ______________.

Warrants

300,000 Warrants issued to a Company related to Al Dugan, a major shareholder, for consulting services.

48,077 Warrants issued to a Company related to Al Dugan, a major shareholder, in connection with stock purchase by him.

160,000 Warrants issued to John Lawrence for guarantying debt.


                     EXECUTIVE COMPENSATION

Summary Compensation Table. The Securities and Exchange Commission requires the following table setting forth for fiscal years ending December 31, 1999, 1998 and 1997, the compensation paid by the Company to its principal executive officer.


                                   Annual Compensation
--------------------------------------------------------------------------------
                                                  Other Annual
Name and Principal PositionYearSalary   Bonus     Compensation (1)
--------------------------------------------------------------------------------

John C. Lawrence, President1999$72,000(2)         $4,154
John C. Lawrence, President1998$72,000            $4,154
John C. Lawrence, President1997$72,000            $4,154



                                   Long-Term Compensation
--------------------------------------------------------------------------------
                         Restricted
                         Options/  UnderlyingAll Other All Other
Name and Principal PositionAwards (3)LTIP SARsPayouts  Compensation
--------------------------------------------------------------------------------

John C. Lawrence, President$720    None      None      None
John C. Lawrence, President$844    None
John C. Lawrence, President$855    None



(1)  Represents earned but unused vacation.
(2)  Increased to $96,000 beginning August 1, 2000.
(3) These figures represent the fair values, as of the date of issuance, of the annual Director's fee payable to Mr. Lawrence in the form of 6,000 shares of Company's restricted Common Stock.


Warrant Grants in the Last Fiscal Year. The following table sets forth certain information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 1999. No stock appreciation rights were granted to these individuals during such year.


                    Number of    Percent of
                    Securities   Total
                    Under-       Options     Exercise
                    lying        Granted to  or
                    Options      Employees   Base      Expiration
Name                Granted      Fiscal Year Price     Date
-----               -------      ----------- --------  ----------
John C. Lawrence    250,000        100%



Directors' Compensation. Our directors do not receive cash compensation for attending Board of Directors meetings, but each director receives 6,000 shares of Company's common stock annually.

                        LEGAL PROCEEDINGS

There are no material legal proceedings to which we are currently a party or to which our property is subject.


              INTEREST OF NAMED EXPERTS AND COUNSEL

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.


      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                  FOR SECURITIES ACT VIOLATIONS

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION,
INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE,
UNENFORCEABLE.

                      FINANCIAL STATEMENTS


The Board of Directors and Stockholders of
  United States Antimony Corporation


We have audited the accompanying consolidated balance sheets of United States Antimony Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United States Antimony Corporation and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital, an accumulated deficit and total stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/DECORIA, MAICHEL & TEAGUE P.S.
---------------------------------



Spokane, Washington
March 11, 2000

United States Antimony Corporation and Subsidiary
Consolidated Balance Sheets
December 31, 1999 and 1998

                                        1999           1998
                             ASSETS
Current assets:
  Restricted cash                       $        227   $       221
  Inventories                                276,599       365,398
  Accounts receivable, less allowance
  for doubtful accounts of $50,000            60,205
                                        ------------   -----------
     Total current assets               $    337,031   $   365,619

Properties, plants and equipment, net        452,505       515,392
Restricted cash for reclamation bonds        178,986       178,986
                                        ------------   -----------
     Total assets                       $    968,522   $ 1,059,997
                                        ============   ===========

              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Checks issued and payable             $     45,544   $    31,089
  Accounts payable                           467,596       256,373
  Accrued payroll and property taxes         263,667       168,482
  Accrued payroll and other                   97,751        61,999
  Judgments payable                          40,645        164,084
  Accrued interest payable                   14,640        348,787
  Due to related parties                     42,841         37,635
  Notes payable to bank, current             160,395       160,017
  Note payable to Bobby C. Hamilton, current 87,596         31,398
  Debentures payable                                       335,000
  Accrued reclamation costs, current         256,000       222,453
                                        -------------  -----------
     Total current liabilities          $  1,476,675   $ 1,817,317

Notes payable to bank, noncurrent            165,570       106,793
Note payable to Bobby C. Hamilton, noncurrent   1,450,785  1,564,161
Accrued reclamation costs, noncurrent         58,687       280,819
                                        -------------  -----------
     Total liabilities                  $  3,151,717   $ 3,769,090
                                        -------------  -----------
Commitments and contingencies (Notes 1 and 14)

Stockholders' deficit:
  Preferred stock, $.01 par value,
  10,000,000 shares authorized:
    Series A: 4,500 shares issued
     and outstanding (liquidation
     preference $105,750)                        45             45
    Series B: 750,000 shares issued
     and outstanding (liquidation
     preference $795,000)                     7,500         7,500
    Series C: 205,996 and 2,560,762 shares
     issued and outstanding (liquidation
     preference $113,281)                     2,060         25,608
  Common stock, $.01 par value,
  20,000,000 shares authorized;
  16,900,252 and 13,425,925 shares
  issued and outstanding                     169,003       134,259
  Additional paid-in capital              14,289,947    14,079,260
  Accumulated deficit                    (16,651,750)  (16,955,765)
                                        ------------   -----------
     Total stockholders' deficit          (2,183,195)   (2,709,093)
                                        ------------   -----------
     Total liabilities and
     stockholders' deficit              $    968,522   $ 1,059,997
                                        ============   ===========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Operations
December 31, 1999 and 1998

                                        1999           1998
Revenues:
  Sales of antimony products and other  $  4,710,278   $ 3,142,776

  Cost of antimony production              4,329,301     2,747,880
                                        ------------   -----------
Gross profit                                 380,977       394,896
                                        ------------   -----------

Other operating expenses:
  Exploration and evaluations                 53,985       164,871
  Care and maintenance - Yellow Jacket property     146,882    197,851
  General and administrative                 400,432       307,554
                                        ------------   -----------
                                             601,299       670,276
                                        ------------   -----------

Other (income) expense:
  Gain from accrued reclamation costs adjustment     (70,000)
  Gain from accounts payable adjustment      (16,440)
  Interest expense                           185,985       216,317
  Interest income and other                  (12,190)      (23,270)
                                        ------------   -----------
                                              87,355       193,047
                                        ------------   -----------

Loss before extraordinary item              (307,677)     (468,427)
Extraordinary gain on conversion of debts
  to common stock                            611,692
                                        ------------   -----------
Net income (loss)                       $    304,015   $  (468,427)
                                        ============   ===========
Basic net income (loss) per
share of common stock
  Before extraordinary item             $      (0.02)
  Extraordinary item                           0.04
                                        ------------
  Net income (loss)                     $       0.02   $     (0.04)
                                        ============   ===========

Diluted net income (loss) per share
of common stock
  Before extraordinary item             $      (0.02)
  Extraordinary item                           0.04
                                        ------------
  Net income (loss)                     $       0.02   $     (0.03)
                                        ============   ===========
Basic weighted average shares outstanding  14,597,917   13,309,379
                                        ============   ===========

Diluted weighted average shares outstanding  14,837,976 15,904,204
                                        ============   ===========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Cash Flows
for the years ended December 31, 1999 and 1998

                                        1999           1998

Cash flows from operating activities:
  Net income (loss)                     $    304,015   $  (468,427)
  Adjustments to reconcile net income
  (loss) to net cash provided by operations:
     Depreciation                            130,714       157,812
     Write off of capitalized start-up costs  8,590
     Extraordinary gain on conversion of
       debts to common stock                (611,692)
     Gain from accrued reclamation costs
       adjustment                            (70,000)
     Gain from accounts payable adjustment     (16,440)
     Provision for doubtful accounts          50,000
     Issuance of common stock to directors
       as compensation                        2,160         1,687
     Issuance of common stock to employees
       as compensation                        2,600         3,289
     Issuance of common stock for services      10,000
          Restricted cash                        (6)        15,059
          Accounts receivable               (110,205)
          Inventories                        88,799         97,884
          Prepaid expenses                                  7,727
          Accounts payable                   228,863       131,291
          Accrued payroll and property taxes 95,185         49,681
          Accrued payroll and other          35,752         18,292
          Judgments payable                  11,780         21,147
          Accrued interest payable           13,250         28,500
          Payable to related parties          5,206          5,928
          Accrued reclamation costs         (118,585)      (53,272)
                                        ------------   -----------
            Net cash provided by
            operating activities             59,986         16,598
                                        ------------   -----------
Cash flows from investing activities:
  Purchase of properties, plants
  and equipment                              (76,417)      (31,182)
                                        ------------   -----------
            Net cash used in investing
            activities                       (76,417)      (31,182)
                                        ------------   -----------
Cash flows from financing activities:
  Proceeds from issuance of common
  stock and warrants                                        75,000
  Proceeds from new borrowings               259,484       190,050
  Payments on notes payable to bank         (200,330)     (190,588)
  Change in checks issued and payable        14,455        (11,295)
  Payments on note payable to
  Bobby C. Hamilton                          (57,178)      (48,583)
                                        ------------   -----------
            Net cash provided by
            financing activities              16,431        14,584
                                        ------------   -----------
Net decrease in cash                              0             0
Cash, beginning of year                           0             0
                                        ------------   -----------
Cash, end of year                       $          0   $         0
                                        ============   ===========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Cash Flows, Continued:
for the years ended December 31, 1999 and 1998

                                        1999           1998

Supplemental disclosures:
  Cash paid during the year for interest$    157,239   $   187,818
                                        ============   ===========
  Noncash financing activities:
     Common stock issued in exchange
       for note receivable                             $    5,000
     Judgment payable converted to
       common stock                     $    144,339
     Debentures payable converted
       to common stock                       335,000
     Accrued debenture interest
       payable converted to common stock     347,397
     Series C preferred stock converted
       to common stock                       23,548


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Changes in Stockholders' Deficit for the years ended December 31, 1999 and 1998


                                     Preferred Stock
                    ------------------------------------------------------
                           Series A                 Series B
                    ------------------------------------------------------
                    Shares       Amount      Shares      Amount
                    ----------     --------- ----------    ----------
Balances, December
  31, 1997               4,500   $      45      750,000  $    7,500
Issuance of stock
  for cash
Value attributed to
  issuance of warrants
Issuance of stock in
  exchange for services
Issuance of stock for
  note receivable
Issuance of stock to
  directors for
  compensation
Net loss
                    ----------     --------- ----------    ----------
Balances, December
  31, 1998               4,500   $      45      750,000  $    7,500

Issuance of stock
  for cash purchased
  by employees
Issuance of stock in
  exchange for services
Issuance of common
  stock for conversion
  of debts
Issuance of stock to
  employee for
  compensation
Issuance of stock to
  directors for
  compensation
Conversion of series
  C stock preferred
  stock to common
Net Income
                    ----------     --------- ----------    ----------
Balances, December
  31, 1999               4,500   $      45      750,000  $    7,500
                    ==========   =========   ==========  ==========


                         Preferred Stock
                    ------------------------
                           Series C               Common Stock
                    ------------------------ ------------------------
                    Shares       Amount      Shares      Amount
                    ----------     --------- ----------    ----------


Balances, December
  31, 1997           2,560,762   $  25,608   13,065,434  $  130,654
Issuance of stock
  for cash                                      300,000      3,000
Value attributed to
  issuance of warrants
Issuance of stock in
  exchange for services                          23,491        235
Issuance of stock for
  note receivable                                25,000        250
Issuance of stock to
  directors for
  compensation                                   12,000        120
Net loss
                    ----------     --------- ----------    ----------
Balances, December
  31, 1998           2,560,762   $  25,608   13,425,925  $  134,259

Issuance of stock
  for cash purchased
  by employees                                    4,800         48
Issuance of stock in
  exchange for services                          40,000        400
Issuance of common
  stock for conversion
  of debts                                    1,036,761     10,368
Issuance of stock to
  employee for
  compensation                                   20,000        200
Issuance of stock to
  directors for
  compensation                                   18,000        180
Conversion of series
  C stock preferred
  stock to common   (2,354,766)    (3,548)    2,354,766     23,548
Net Income
                    ----------     --------- ----------    ----------
Balances, December
  31, 1999            205,996    $   2,060   16,900,252  $  169,003
                    ==========   =========   ==========  ==========


                              Additional
                              Paid in     Accumulated
                              Capital     Deficit      Total
                              -----------  ------------------------

Balances, December 31, 1997   $13,997,889  $(16,487,338)$ (2,325,642)
Issuance of stock for cash         58,500                   61,500
Value attributed to issuance
  of warrants                      13,500                   13,500
Issuance of stock in exchange
  for services                     3,054                     3,289
Issuance of stock for note
  receivable                       4,750                     5,000
Issuance of stock to directors
  for compensation                 1,567                     1,687
Net loss                                     (468,427)     (468,427)
                              -----------   ------------------------

Balances, December 31, 1998    14,079,260    16,955,765  (2,709,093)
Issuance of stock for cash
  purchased by employees            1,152                    1,200
Issuance of stock in exchange
  for services                     9,600                    10,000
Issuance of common stock for
  conversion of debts             195,555                   205,923
Issuance of stock to employee
  for compensation                 2,400                     2,600
Issuance of stock to directors
  for compensation                 1,980                     2,160
Conversion of series C stock
  preferred stock to common
Net Income                                    304,015       304,015
                              -----------   ------------------------

Balances, December 31, 1999   $14,289,947  $(16,651,750)$ (2,183,195)
                              ===========  ========================


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Notes to Consolidated Financial Statements

1.   Background of Company and Basis of Presentation:

     AGAU Mines, Inc., predecessor of United States Antimony Corporation ("USAC" or "the Company"), was incorporated in June 1968 as a Delaware Corporation to mine gold and silver. USAC was incorporated in Montana in January 1970 to mine and produce antimony products. In June 1973, AGAU Mines, Inc. was merged into USAC. In December 1983, the Company suspended its antimony mining operations when it became possible to purchase antimony raw materials more economically from foreign sources.

     The principal business of the Company has been the production and sale of antimony products. Up until the first quarter of 1999 the Company sold its products pursuant to a profit sharing agreement with affiliated chemical sales companies. On March 31, 1999, the company terminated the agreement and started selling its products independently.

     The Company had acquired 50% interest in United States
Antimony, Mexico S.A. de C.V. ("USAMSA") to mine, mill and produce antimony metal and other related products from certain states in Mexico. At December 31, 1999, the Company had invested $111,088 in plant and equipment in Mexico.

     The financial statements have been prepared on a going concern basis which assumes realization of assets and liquidation of liabilities in the normal course of business. At December 31, 1999, the Company has negative working capital of approximately $1.14 million, an accumulated deficit of approximately $16.7 million and a total stockholders' deficit of approximately $2.2 million. These factors, among others, indicate that there is substantial doubt that the Company will be able to meet its obligations and continue in existence as a going concern. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

     To improve the Company's financial condition, the following actions have been initiated or taken by management:

     * In March 1999, the Company notified its sales affiliate, Basic Chemical Systems ("BCS"), that it was terminating certain operating agreements with BCS relating to the marketing and sales of antimony products. In connection with the cancellation, the Company began acting independently in the production and sale of antimony products.

     * During 1999 the Company procured financing from an accounts receivable factoring institution to supplement operating capital and fund its antimony product sales efforts.

     * In 1999 and 1998, the Company devoted substantial efforts to the research and development of new antimony products and applications. These efforts have resulted in advances in the Company's preparation, packaging, and quality of the antimony products it delivers to customers. The Company believes that it will be able to stay competitive in the antimony business and generate increasing profits because of these advances.

     * In 1999, the Company converted debts totaling $826,736 in principal and accrued interest into common stock of the company.

     * In 1998, the Company generated $75,000 through sales of 300,000 shares of unregistered common stock and warrants to existing shareholders. The Company plans to raise additional equity funding through additional stock sales in 2000. However, there can be no assurance that the Company will be able to successfully raise additional capital through the sale of its stock.

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   Concentration of Risk:

     The Company purchases the majority of its raw antimony used in the production of finished antimony products from Chinese producers through metal brokers. If the supply of antimony from China is reduced, it is possible that the Company's antimony product operations could be adversely affected. During the years ended December 31, 1999 and 1998, 20% and 19%, respectively, of the Company's revenues from antimony products were from sales to one customer.

     Many of the Company's competitors in the antimony industry have substantially more capital resources and market share than the Company. Therefore, the Company's ability to maintain its market share can be significantly affected by factors outside of the Company's control.

     The Company's revenues from antimony sales are strongly influenced by world prices for such commodities, which fluctuate and are affected by numerous factors beyond the Company's control, including inflation and worldwide forces of supply and demand. The aggregate effect of these factors is not possible to accurately predict.

3.   Summary of Significant Accounting Policies:

     Principles of Consolidation

     The Company's consolidated financial statements also include the accounts of United States Antimony Montana ("USAM") a wholly owned subsidiary. Intercompany balances and transactions are eliminated in consolidation. The Company accounts for its investment interest in its 50% foreign-owned entity USAMSA by the equity method.

     Restricted Cash

     Restricted cash consists of cash held for investment in USAMSA and reclamation performance bonds.

     Inventories

     Inventories at December 31, 1999 and 1998, consisted of ownership in antimony metal, metal in process and finished goods that are stated at the lower of first-in, first-out cost or estimated net realizable value. Since the Company's inventory is a commodity with a sales value that is subject to world prices for antimony that are beyond the Company's control, a significant change in the world market price of antimony could have a significant effect on the net realizable value of inventories.

     Properties, Plants and Equipment

     Production facilities and equipment are stated at the lower of cost or estimated net realizable value and are depreciated using the straight-line method over their estimated useful lives (five to fifteen years). Vehicles and office equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to five years. Maintenance and repairs are charged to operations as incurred. Betterments of a major nature are capitalized. When assets are retired or sold, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

     Management of the Company periodically reviews the net carrying value of all of its properties on a property-by-property basis. These reviews consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. The Company considers current metal prices, cost of production, proven and probable reserves and salvage value of the property and equipment in its valuation.

     Management's estimates of metal prices, operating capital requirements and reclamation costs are subject to risks and uncertainties of change affecting the recoverability of the Company's investment in its properties, plants and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimate of net cash flows expected to be generated from its properties, and necessitate asset impairment write-downs.

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that an impairment loss be recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the estimated fair value of the asset if the asset is expected to be held and used.

     Reclamation and Remediation

     All of the Company's operations are subject to reclamation and closure requirements. Minimum standards for mine reclamation have been established by various governmental agencies. Costs are estimated based primarily upon environmental and regulatory requirements and are accrued and charged to expense over the expected economic life of the operation using the units-of-production method. The liability for reclamation is classified as current or noncurrent based on the expected timing of expenditures.

     The Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Costs of future expenditures for environmental remediation are not discounted to their present value. Such costs are based on management's current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations. The Company has restricted cash balances that have been provided to ensure performance of its reclamation obligations.

     It is reasonably possible that, due to uncertainties associated with defining the nature and extent of environmental contamination, application of laws and regulations by regulatory authorities, and changes in remediation technology, the ultimate cost of remediation and reclamation could change in the future. The Company continually reviews its accrued liabilities for such remediation and reclamation costs as evidence becomes available indicating that its remediation and reclamation liability has changed.

     Income Taxes

     The Company records deferred income tax liabilities and assets for the expected future income tax consequences of events that have been recognized in its financial statements. Deferred income tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

     Revenue Recognition

     Sales of antimony products are recorded upon shipment to the customer.

     Income (Loss) Per Common Share

     The Company accounts for its income (loss) per common share according to the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128,") "Earnings Per Share". Under the provisions of SFAS No. 128, primary and fully diluted earnings per share are replaced with basic and diluted earnings per share. Basic earnings per share is arrived at by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. The diluted earnings per share calculation is arrived at by dividing net income (loss) by the weighted average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options, the conversion impact of convertible preferred stock, and shares issuable under warrants and other contracts.

     During 1999 and 1998, the Company had outstanding common stock warrants that were exercisable at prices higher than the average trading value of the Company's stock and, therefore, antidilutive. Accordingly, the warrants have no effect on the calculation of basic or diluted weighted average number of shares. At December 31, 1999 and 1998, the Company had 205,996 and 2,560,762, shares respectively, of Series C preferred stock that were outstanding. The Series C preferred stock is convertible into common stock of the Company and considered in the calculation of diluted weighted average number of shares outstanding during 1999 and 1998.

     Stock-Based Compensation

     The Company recognizes compensation expense for employees and directors awarded stock as compensation based upon the market value of stock awarded at the time of the award.

     Recent Accounting Pronouncements

     In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, however, earlier application of all of the provisions of this statement is encouraged as of the beginning on any fiscal quarter. The Company believes the adoption of this standard will not have a material impact its financial position or results of operations.

     In April 1998, Statement of Position 98-5 ("SOP   98-5"),
"Reporting on the Costs of Start-up Activities" was issued. SOP 98-5 provides guidance on the financial reporting of start-up costs
and organizational    costs. It requires costs of start-up
activities and organizational costs to be expensed as incurred. During 1999, the Company expensed $8,590 of organizational costs that had previously been capitalized relating to its investment in USAMSA. No cumulative effect of a change in accounting principle was recognized, however, due to the immateriality of the amount.
If a cumulative effect had been recognized, accumulated deficit at December 31, 1998 would have been increased by $8,590.

4.   Sales of Accounts Receivable:

     The Company sells the majority of its accounts receivables to a company pursuant to the terms of a factoring agreement entered into on March 30, 1999. According to the terms of the agreement the receivables are sold with full recourse and the Company assumes all risks of collectibility. The performance of all obligations and payments to the factoring company is personally guaranteed by John C. Lawrence, the Company's president and director. As consideration for Mr. Lawrence's guarantee, the Company granted a mortgaged security interest to Mr. Lawrence collateralized by the Company's real and personal property. In addition, Mr. Lawrence was granted 250,000 warrants to purchase common stock of the Company exercisable at $0.25 per share (See Note 10).

     The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all trade receivables. The allowance for doubtful accounts was $50,000 at December 31, 1999. The factoring agreement requires that the Company pay 4% of the face amount of the receivables sold up to $1,200,000, and 2% of the face amount of receivables sold thereafter as a financing fee. Financing fees paid by the Company during the year ended December 31, 1999 totaled $106,742 and were recorded in the cost of antimony production. At December 31, 1999, net accounts receivable of $3,909,774 had been sold under the agreement, and were reflected as reductions of accounts receivable. Proceeds from the sales were used to fund inventory purchases and operating expenses. The agreement is for a term of one year with automatic renewal for additional one-year terms. The Company's sales of accounts receivable qualify as sales under the provisions of Statement of Financial Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

5.   Properties, Plants and Equipment:

     The major components of the Company's properties, plants and equipment at December 31, 1999 and 1998 were as follows:


                                        1999           1998


          Gold mill and equipment(1)    $   37,890     $    37,890
          Gold mining equipment(1)       1,265,392       1,265,392
          Antimony mining buildings
            and equipment(2)               168,746         168,746
          Antimony mill and equipment(2)   518,190         518,190
          Chemical processing and
            office buildings               255,447         225,313
          Chemical processing equipment    852,811         837,256
          USAMSA(3) plant and equipment    111,088          99,098
          Other                             76,955          66,807
                                        ----------     -----------
                                         3,286,519      3,218,692
Less accumulated depreciation and depletion 2,834,014  (2,703,300)
                                        ----------     -----------
                                        $  452,505     $  515,392
                                        ==========     ===========


(1) The Company has removed the mill at Yankee Fork and some of the mining and milling equipment as part of the reclamation process. Substantially all of the remaining assets are fully depreciated.

(2) At December 31, 1999 and 1998, substantially all of these assets are fully depreciated and the antimony milling buildings and equipment are idle.

(3) Amount represents the Company's expenditures for USAMSA plant and equipment located in Mexico (see Note 1).

6.   Judgments Payable:

     At December 31, 1999 and 1998, the Company owed the following judgments payable:

                                        1999           1998

Internal Revenue Service in collection of former legal counsel's
  Bankruptcy estate                     $  40,645(1)   $   37,986
Geosearch, Inc. (see Note 10)                             126,098
                                        ---------      ----------
                                        $  40,645      $  164,084
                                        =========      ==========


     (1) Includes interest at the Federal Judgment Rate, which approximated 6-7% during 1999 and 1998. The amount is collateralized by certain equipment.

7.   Due to Related Parties:

     Amounts due to related parties at December 31, 1999 and 1998 were as follows (see Note 13).

                                        1999           1998

Entity owned by John C. Lawrence, president
  and director                          $    788       $   2,227
John C. Lawrence, president and director   7,340           2,485
Walter L. Maguire, Jr., a former director (1)  34,713     32,923
                                        --------       ---------
                                        $ 42,841       $  37,635
                                        ========       =========


     (1) Interest accrues on the original principal balance advanced at 10% per annum.

Transactions affecting the payable to Mr. Lawrence during 1999 and 1998 were as follows:

                                        1999           1998

Balance, beginning of year              $  2,485       $     -0-
Equipment rental charges                  30,616          38,865
Payments                                 (25,761)        (36,380)
                                        --------       ---------
Balance, end of year                    $  7,340       $   2,485
                                        ========       =========


8.   Notes Payable to Bank:

Notes payable to First State Bank of Thompson Falls, Montana
("First State Bank") at December 31, 1999 were as follows:

Five-year term note bearing interest at 10.5%;
payable monthly equal to 1.5% of receipts from
all Company sales, up to $5,375 per month; due in
full April 2, 2004; collateralized by certain
equipment and patented and unpatented mining claims
in Sanders County, Montana; personally guaranteed
by John C. Lawrence, (president and director).         $210,116

Note payable under a $50,500 revolving line-of-credit
agreement bearing interest at 10.5%; collateralized
by certain equipment and patented and unpatented
mining claims in Sanders County, Montana; principal
and accrued interest due at maturity on April 2, 2000;
personally guaranteed by John C. Lawrence.               34,259

Note payable under a $85,050 revolving line-of-credit
agreement bearing interest at 11%; collateralized
by certain equipment and patented and unpatented
mining claims in Sanders County, Montana; principal
and accrued interest due at maturity on February
15, 2000; personally guaranteed by John C. Lawrence.     71,342

Note payable under a revolving line-of-credit
agreement bearing interest at 11%; collateralized
by certain equipment and patented and unpatented
mining claims in Sanders County, Montana; principal
and interest due at maturity on January 2, 2000;
personally guaranteed by John C. Lawrence.               10,248
                                                       --------
     Total                                              325,965
     Less current portion                               160,395
                                                       --------
     Noncurrent portion                                $165,570
                                                       ========

Based on the interest rates in effect at December 31, 1999, principal payments on the notes payable to bank are due as follows:

          Year Ending
          December 31,
          ------------

          2000           $160,395
          2001             49,455
          2002             54,905
          2003             61,210
                         --------
                         $325,965
                         ========

9.   Note Payable to Bobby C. Hamilton:

     The Company owed Bobby C. Hamilton ("Hamilton"), a stockholder, an unsecured note payable of $1,538,381 and $1,595,559 at December 31, 1999 and 1998, respectively. The obligation arose from the settlement of litigation brought against Hamilton by the Company in 1995. The original terms for repayment of the note included the payment of principal and interest at 7.5% per annum equal to 10% of the gross sales of the Company's operations, with a minimum total annual payment of principal and interest of $150,000.

     In April 1999, the Company renegotiated the repayment terms such that the note is payable equal to 4% of the gross sales of the Company's operations with a minimum total annual payment of principal and interest of $200,000. Based on the minimum annual payment requirement, principal payments on the Hamilton note payable are due as follows:

          Year Ending
          December 31,
          ------------

          2000           $   87,596
          2001               94,396
          2002              101,724
          2003              109,622
          2004              118,132
          Thereafter           1,026,911
                         ----------
                         $1,538,381
                         ==========

     Interest expense paid to Hamilton, a stockholder, during the years ended December 31, 1999 and 1998 was $117,755 and $127,957 respectively.

10.  Stockholders' Deficit:

     Stock Warrants

     The Company's Board of Directors has the authority to issue incentive stock warrants for the purchase of common stock to directors and employees of the Company. The Company has also issued warrants in exchange for services rendered the Company and in settlement of certain litigation.

Transactions in stock warrants are as follows:

                         Number of                Expiration
                         Warrants  Exercise PricesDate
                         --------- -------------------------

Balance, December 31, 1997  894,356$0.50-$0.80

Warrants issued in connection with
stock sale                 100,000 $0.50          (A)

Warrants issued in connection with
stock sale                 100,000 $0.25          (B)

Balance, December 31, 19981,094,356$0.25-$0.80
Warrants issued to John C.
Lawrence, president and director,
in connection with his personal guarantee
of a financing arrangement  250,000$0.25          (C)

Warrants issued to a consultant as
compensation for services  100,000 $0.55          (D)

Warrants expired          (225,000)$0.50-$0.70

Balance, December 31, 19991,219,356$0.25-0.80



     (A) Of total warrants issued in these stock sales, 60,000 are exercisable on or before February 17, 2001, and 40,000 are exercisable on or before January 12, 2001.
     (B)  Warrants are exercisable on or before July 28, 2001.
     (C) Warrants are exercisable for as long as Mr. Lawrence personally guarantees certain company financing arrangements.
     (D)  Warrants are exercisable on or before August 30, 2002.

Issuance of Common Stock to Employees

     During 1999, the Company issued 20,000 shares of its unregistered common stock to employees in recognition of their service to the Company. The Company accounts for stock issued to employees as compensation in accordance with Statement of Financial Accounting Standards No. 123,

     "Accounting for Stock-Based Compensation," and accordingly recognized compensation expense of $2,600 based on upon the fair value of the unregistered shares issued.

Issuance of Common Stock in Connection with Conversion of Debts

     In November 1999, the Company entered into a Settlement Agreement and Release of all Claims ("the Agreement") with Ronald Michael Meneo, Trustee of the Walter L. Maguire 1935-1 Trust ("the Trust") and Walter L. Maguire Sr., beneficiary of the Trust and stockholder and former director of the Company. The Agreement settled litigations brought by the Trust against the Company for default on certain of the Company's debentures held by the Trust and the resulting counterclaim against the Trust and Mr. Maguire by the Company. The Agreement called for the issuance of 790,909 shares of the Company's unregistered common stock to the Trust in exchange for the extinguishment of all indebtedness claimed owing to the Trust or Mr. Maguire.

     In connection with the issuance, the Company extinguished $335,000 of debenture principal and $347,397 of related accrued interest thereon. The Company recorded an extraordinary gain of $534,101 on the extinguishment based upon the value of the restricted shares issued at the time.

     In October 1999, the Company extinguished a debt due Geosearch, Inc., a former lessor of a mining interest to the Company, by issuing 245,852 shares of its unregistered common stock. The debt extinguished totaled $144,339 of principal and accrued interest. The Company recorded an extraordinary gain of $77,591 on the extinguishment based upon the value of the restricted shares issued at the time.

Issuance of Common Stock for Cash

     During 1998, the Company sold 300,000 shares of its unregistered common stock and warrants for $75,000. Of total stock sales made during the year ended December 31, 1998, the Company sold 200,000 shares of its unregistered common stock and warrants to Walter L. Maguire Sr. and parties related to him for $50,000. Mr. Maguire is a stockholder and was a director of the Company until December 31, 1998.

Issuance of Common Stock in Exchange for Services

     During 1999, the Company issued 40,000 shares of its unregistered common stock and 100,000 warrants to purchase shares of common stock at $0.55 per share until August 3, 2000, to a consultant in exchange for professional services rendered to the Company. These shares were valued at 75% of the market value of the stock at the time they were issued.

     During 1999, the Company issued 23,491 shares of its unregistered common stock to the grandson of Robert L. Rice, a director and stockholder, in exchange for services rendered to the Company. The shares were valued at 75% of the market value of the stock at the time they were issued, which approximated the value of the services rendered. The Company recognized the issuance during the year ended December 31, 1998, since the services were provided to the Company prior to that date.

Issuance of Common Stock for Note Receivable

     During 1998, the Company issued Robert L. Rice, a director and stockholder, 25,000 shares of its unregistered common stock in exchange for a $5,000 note receivable. The note was satisfied in 1999 when Mr. Rice transferred certain equipment to the company as payment (See Note 13).

Preferred Stock

     The Company's Articles of Incorporation authorize 10,000,000 shares of $.01 par value preferred stock. Subject to amounts of outstanding preferred stock, additional shares of preferred stock can be issued with such rights and preferences, including voting rights, as the Board of Directors shall determine.

     During 1986, Series A restricted preferred stock was established by the Board of Directors. These shares are nonconvertible, nonredeemable and are entitled to a $1.00 per share per year cumulative dividend. Series A preferred stockholders have voting rights for directors only and a total liquidation preference equal to $45,000 plus dividends in arrears. At December 31, 1999, cumulative dividends in arrears amounted to $60,750, or $13.50 per share.

     During 1993, Series B restricted preferred stock was established by the Board of Directors and 1,666,667 shares were issued in connection with the final settlement of litigation related to the nonpayment of royalties under a sublease contract. The Series B preferred stock has preference over the Company's common stock and Series A preferred stock, has no voting rights and is entitled to cumulative dividends of $.01 per share per year.
In the event of dissolution or liquidation of the Company, the preferential amount payable to Series B restricted preferred stockholders is $1.00 per share plus dividends in arrears. No dividends have been declared or paid with respect to the Series B preferred stock. In 1995, 916,667 shares of Series B preferred stock were surrendered to the Company in connection with the settlement of litigation against Bobby C. Hamilton. At December 31, 1999, cumulative dividends in arrears were $45,000, or $0.06 per share.

     During 1997, the Company issued 2,560,762 shares of Series C preferred stock in connection with the conversion of certain debts owed by the Company. The rights, preferences, privileges and limitations of the Series C preferred shares issued upon conversion of debt are set forth below:

     Designation. The class of Convertible Preferred Stock, Series C, $0.01 par value per share, shall consist of up to 3.8 million shares of the Company.

     Optional Conversion. A holder of Series C preferred shares shall have the right to convert the Series C shares, at the option of the holder, at any time within 18 months following issuance, into shares of common stock at the ratio of 1:1, subject to adjustment as provided below.

     Voting Rights. The holders of Series C preferred shares shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of such Series C preferred shares.

     Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of Series C preferred shares shall be entitled to receive as a preference over the holders of common stock an amount per share equal to $0.55, subject to the preferences of the holders of the Company's outstanding Series A and Series B preferred stock.

     Registration Rights. Twenty percent (20%) of the underlying common stock issuable upon conversion of the Series C preferred shares shall be entitled to "piggyback" registration rights when, and if, the Company files a registration statement for its securities or the securities of any other stockholder.

     Redemption. The Series C preferred shares are not redeemable by the Company.

     Antidilution Provisions.  The conversion price of the Series
C shares shall be subject to adjustments to prevent dilution in the event that the Company issues additional shares at a purchase price less than the applicable conversion price (other than shares issued to employees, consultants and directors pursuant to plans and arrangements approved by the Board of Directors, and securities issued to lending or leasing institutions approved by the Board of Directors). In such event, the conversion price shall be adjusted according to a weighted-average formula, provided that a holder of Series C shares purchases his pro rata share of the securities being sold in the dilutive financing. The initial conversion price for the Series C shares is $0.55.

     Protective Provisions. The consent of a majority interest of the holders of Series C preferred shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series C shares materially and adversely; or (ii) creates any new class of shares having preference over or being on a parity with the Series C shares.

     During 1999, holders of 2,354,766 shares of Series C shares converted their shares into common stock of Company. At December
31, 1999, 205,996 shares of Series C preferred stock remained outstanding.

11.  Income Taxes:

     The components of the deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:


                              1999           1998

Net operating losses          $2,560,645     $2,646,065
Properties, plants and equipment    32,996       19,979
Reclamation costs                106,993        171,112
Allowance for doubtful accounts    17,000
                              ----------     ----------
Total deferred tax assets      2,717,634      2,837,156
Less valuation allowance      (2,717,634)    (2,837,156)
                              ----------     ----------
                              $        0     $        0
                              ==========     ==========


     Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. Although the Company has significant deferred tax assets, principally in the form of net operating loss carryforwards, its ability to generate future taxable income to realize the benefit of these assets will depend primarily the attainment of a consistent level of overall profitability from operations.

     The market, capital and environmental factors associated with realizing this goal are considerable and uncertain. Therefore, management believes that a full valuation allowance of the net deferred tax assets is appropriate at December 31, 1999 and 1998. However, if estimates of future taxable income change, the valuation allowance could change in the future.

     The change in the valuation allowance for the years ended
December 31, 1999 and 1998 is as follows:


Balance, December 31, 1997                   $2,597,891
   Increase due to non-utilization of net operating loss
   carry forward                                239,265
                                             ----------

Balance, December 31, 1998                    2,837,156
   Decrease due to utilization of net operating loss
   carry forward                               (119,522)
                                             ----------
Balance, December 31, 1999                   $2,717,634
                                             ==========

     During the year ended December 31, 1999, the Company utilized approximately $251,000 of net operating losses for federal income tax purposes.

     At December 31, 1999, the Company had the following regular tax basis net operating loss carryforward.

               Expiring in
               -----------

               2000      $2,220,180
               2001         916,998
               2002         715,731
               2003         866,362
               2004         568,416
               2005         715,049
               2006         512,877
               2007         154,235
               2011         394,788
               2018         466,672
                         ----------
                         $7,531,308
                         ==========

     At December 31, 1999, the Company had net operating loss carryforward for alternative minimum tax purposes of approximately $7.1 million.

12.  Loss Per Common Share:

     The following table presents a reconciliation of the numerators and denominators of the basic and diluted earnings per share ("EPS") computations for the years ended December 31, 1999 and 1998:

                         1999
                         Per Share
Basic EPS:

Net loss before extraordinary item$(307,677)14,597,917$ 0.02

Effect of Dilutive Securities


Common stock warrants (1)
Series C preferred stock (2)               240,059  Nil
                              --------- ----------------
Diluted EPS:
-----------

Net loss before extraordinary item$(307,677)14,837,976$(0.02)
                              ===========================

                         1998
                         Per Share
Basic EPS:

Net loss                      $(468,427)13,309,379$ 0.04

Effect of Dilutive Securities

Common stock warrants (1)
Series C preferred stock (2)             2,594,825  0.01
                              --------- ----------------
Diluted EPS:
-----------

Net loss                      $(468,427)15,904,204$(0.03)
                              ===========================



     (1) Common stock warrants totaling 1,219,356 and 1,094,356 outstanding during 1999 and 1998, respectively, were not included in the computation of diluted EPS at December 31, 1999 or 1998 because the various exercise prices of the warrants were greater than the average market price of the Company's common stock.

     (2) Series C preferred stock is convertible into common stock of the company on a share-for-share basis. The effect on the computation of diluted weighted average shares outstanding is based upon the potential conversion of the shares into common stock for the period of time the preferred shares were outstanding and the effect of Series C preferred stock anti-dilution provisions.

13.  Related-Party Transactions:

     In addition to transactions described in Notes 4, 7, 9, and 10 during 1999 and 1998, the Company had the following transactions with related parties:

     * During 1999 and 1998, the Company issued 18,000 shares of its unregistered common stock to certain members of the Board of Directors for their duties as directors. The issuance represented an award of 6,000 shares per year per director eligible to receive the award. The issuances have been recorded in the consolidated financial statements as if they were issued in the year they were earned. The stock awards were recorded as compensation expense (director's fees) based upon the estimated value of the stock at the date of issuance.

     * At December 31, 1999, the Company owed Walter L. Maguire, Jr., a stockholder and former director, $34,713 for amounts advanced to the Company by Mr. Maguire. Annual interest expense
related to these notes was  $1,790 for both 1999 and 1998.   In
1996, a company controlled by Mr. Maguire sold the Company packaging materials at a cost of $32,066. At December 31, 1999, the Company owed Mr. Maguire's company $5,497 (included in accounts payable), representing the unpaid balance on this purchase.

     * During 1998, Robert L. Rice, a director and stockholder, exchanged certain equipment for a $5,000 note receivable due the Company.

     * In February 1999, the Board of Directors nominated Leo Jackson to serve as a director in the place of Walter L. Maguire, Sr., who had resigned from the Board on December 31, 1998. Mr. Jackson is a stockholder of the Company and owns 31.4% of Production Minerals Inc., a company that has an indirect interest of 25% in the stock of USAMSA. (See Note 1)

14.  Commitments and Contingencies:

     Until 1989, the Company mined, milled and leached gold and silver in the Yankee Fork Mining District in Custer County, Idaho. The metals were recovered by a 150-ton per day gravity and flotation mill, and the concentrates were leached with cyanide to produce a bullion product at the Preachers Cove mill, which was located six miles north of Sunbeam, Idaho on the Yankee Fork of the Salmon River. In 1994, the U.S. Forest Service, under the provisions of the Comprehensive Environmental Response Liability Act of 1980 (CERCLA), designated the cyanide leach plant as a contaminated site requiring cleanup of the cyanide solution. The Company has been reclaiming the property and as of December 31, 1999, the cyanide solution discharge was complete, the mill removed, and a majority of the cyanide leach residue disposed of. In 1996, the Idaho Department of Environmental Quality requested that the Company sign a consent decree related to completing the reclamation and remediation at the Preachers Cove mill, which the Company signed in December 1996. The Company anticipates having reclamation at the property completed in 2000.

     The Company has accrued amounts on its balance sheet that it believes to be representative of future costs required to fully reclaim the property.

     The Company also has environmental remediation obligations at its antimony production facility near Thompson Falls, Montana and its abandoned gold mining property (Yellow Jacket) in Lemhi County, Idaho. The Company has accrued amounts on its balance sheet that it estimates will be adequate to fulfill these obligations at December 31, 1999. During 1999 substantial reclamation work was performed at both of these sites.

15.  Fair Value of Financial Instruments:

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

     The carrying amounts for cash, restricted cash, accounts receivable, accounts payable and accrued expenses are a reasonable estimate of their fair values. The fair value of amounts due to related parties and judgments payable approximate their carrying values of $42,841 and $40,645, respectively, at December 31, 1999, and $37,635 and $164,084, respectively, at December 31, 1998, based upon the contractual cash flow requirements.

     It is not practicable to estimate the fair value of the $1,538,381 note payable to Bobby C. Hamilton. The payments are based upon future revenues, which are uncertain. There are no similar financial instruments in the market to which the value can be compared and the note is not secured with any collateral.

United States Antimony Corporation and Subsidiary
Consolidated Balance Sheets
June 30, 2000 and December 31, 1999

                                        (Unaudited)
                                        June 30,       December 31,
                                        2000           1999
                                        ------------   -----------
                             ASSETS
Current assets:
  Restricted cash                       $        230   $       227
  Inventories                                220,189       276,599
  Accounts receivable, less allowance
  for doubtful accounts of $30,000 and $50,000      69,962     60,205
  Prepaid expenses                            1,757
                                        ------------   -----------
     Total current assets                    292,128       337,031

Properties, plants and equipment, net        421,584       452,505
Restricted cash for reclamation bonds        171,816       178,986
Other assets                                 100,000
                                        ------------   -----------
     Total assets                       $    985,528   $   968,522
                                        ============   ===========

              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Checks issued and payable             $     58,293   $    45,544
  Accounts payable                           532,208       467,596
  Accrued payroll and property taxes         255,501       263,667
  Accrued payroll and other                   65,722        97,751
  Judgments payable                          42,067         40,645
  Accrued interest payable                   14,640         14,640
  Due to related parties                     101,632        42,841
  Notes payable to bank, current             146,876       160,395
  Note payable to Bobby C. Hamilton, current                87,596
  Current debentures payable                 600,000
  Accrued reclamation costs, current         220,700       256,000
                                        ------------   -----------
     Total current liabilities             2,037,639     1,476,675

Notes payable to bank, noncurrent            232,935       165,570
Note payable to Bobby C. Hamilton, noncurrent            1,450,785
Accrued reclamation costs, noncurrent         58,687        58,687
                                        ------------   -----------
     Total liabilities                  $  2,329,261   $ 3,151,717
                                        ------------   -----------
Commitments and contingencies

Stockholders' deficit:
  Preferred stock, $.01 par value,
  10,000,000 shares authorized:
    Series A: 4,500 shares issued
     and outstanding                             45             45
    Series B: 750,000 shares issued
     and outstanding                          7,500         7,500
    Series C: 205,996 shares issued
     and outstanding                          2,060          2,060
  Common stock, $.01 par value,
  20,000,000 shares authorized;
  17,725,252 and 16,900,252 shares
  issued and outstanding                     177,252       169,003
  Additional paid-in capital              14,595,323    14,289,947
  Accumulated deficit                    (16,125,913)  (16,651,750)
                                        ------------   -----------
     Total stockholders' deficit          (1,343,733)   (2,183,195)
                                        ------------   -----------
     Total liabilities and
     stockholders' deficit              $    985,528   $   968,522
                                        ============   ===========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Operations
for the three and six-month periods ended June 30, 2000 and June 30, 1999 (Unaudited)



                    Three Months Ended       Six Months Ended
                    June 30,                 June 30,
                    --------------------------    -----------------------
                    2000         1999        2000       1999
                    -----------    ----------------------  ----------
Revenues:

Sales of antimony
  products and other$ 1,190,413   $ 1,533,620$ 2,363,463 $2,223,922
                    -----------    ----------------------  ----------

Antimony production
  costs                 995,888     1,089,553  1,844,043  1,076,928
Freight and delivery
  costs                 142,363      96,180      243,977     96,180
                    -----------    ----------------------  ----------
                      1,138,251     1,185,733  2,088,020  1,803,108
                    -----------    ----------------------  ----------

Gross profit             52,162     347,887      275,443    420,814

Operating expenses:
     Care, maintenance,
      and reclamation-
      Yellow Jacket      50,105       4,906       77,906     43,770
     Exploration and
      evaluation-Yellow
      Jacket                         11,926                 45,198
     Sales expense       84,286      63,960      194,351     63,960
     General and
      administrative
      expenses           91,351      81,588      269,195    143,708
                    -----------    ----------------------  ----------
                        225,742     163,380      541,452    296,636
                    -----------    ----------------------  ----------
Other expenses (income):
     Gain from accrued
      reclamation costs
      adjustment                    (35,000)               (35,000)
     Gain from accounts
      payable adjustment                                   (16,440)
     Accounts receivable
      factoring expense     24,827   52,012       49,288     52,012
     Interest expense     40,129     64,930       81,239    116,072
     Interest income     (2,507)     (2,311)      (4,647)     (4,657)
                    -----------    ----------------------  ----------
                         62,449      79,631      125,880    111,987
                    -----------    ----------------------  ----------
     Net income (loss)
      before extra-
      ordinary item    (236,029)    105,876     (391,889)     12,191

Extraordinary gain on
  settlement of debt    917,726                  917,726
                    -----------    ----------------------  ----------
Net income          $   681,697   $   105,876$   525,837 $   12,191
                    ===========   ====================== ==========

Basic net income (loss)
  per share of common
  stock
     Before extra-
      ordinary item $      (.01)             $     (0.02)
     Extraordinary
      item                0.05                     0.05
                    -----------    ----------------------  ----------
     Net income
      (loss)        $      0.04   $      0.01$      0.03    Nil
                    ===========   ====================== ==========

Diluted net income
  (loss) per share of
  common stock
     Before extra-
      ordinary item $      (.01)             $     (0.02)
     Extraordinary
      item                0.05                     0.05
                    -----------    ----------------------  ----------
     Net income
      (loss)        $      0.04   $      0.01$      0.03    Nil
                    ===========   ====================== ==========

Basic weighted average
  shares outstanding 17,684,126    13,450,725 17,257,572 13,445,076
                    ===========   ====================== ==========

Diluted weighted average
  shares outstanding 17,684,126    16,045,550 17,257,572 16,039,901
                    ===========   ====================== ==========


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Consolidated Statements of Cash Flows
for the six-month periods ended June 30, 2000 and 1999 (Unaudited)

                                        June 30,       June 30,
                                        2000           1999
                                        ------------   -----------

Cash flows from operating activities:
  Net income                            $    525,837   $    12,191
  Adjustments to reconcile net loss to
  net cash provided by (used in) operations:
     Depreciation                             66,000        62,623
     Extraordinary gain on settlement of
       debt                                 (917,726)
     Provision for doubtful accounts         (20,000)
     Issuance of common stock for
       consulting services                   78,000
     Issuance of stock to employees as
       compensation                                         1,050
     Gain from accrued reclamation costs
       adjustment                                          (35,000)
     Gain from accounts payable adjustment                 (16,440)
     Chnge in:
          Restricted cash                      , (3)          , (1)
          Inventories                        56,410        (62,979)
          Accounts receivable                 10,243      (215,409)
          Prepaid expenses                   (1,747)
          Other assets                      (100,000)
          Accounts payable                    64,612       240,996
          Restricted cash for reclamation bonds 7,170
          Accrued payroll and property taxes (8,166)        54,709
          Accrued payroll and other          (32,029)       11,887
          Judgments payable                   1,422          1,151
          Accrued debenture interest payable                13,250
          Due to related parties             (11,209)       (5,228)
          Accrued reclamation costs          (35,300)      (47,537)
                                        ------------   -----------
            Net cash provided by
            (used in) operations            (316,486)       15,263
                                        ------------   -----------
Cash flows from investing activities:
  Purchase of properties, plant
  and equipment                              (35,079)      (45,732)
                                        ------------   -----------
            Net cash used in investing
            activities                       (35,079)      (45,732)
                                        ------------   -----------
Cash flows from financing activities:
  Proceeds from issuance of common
  stock and warrants                         155,000
  Proceeds from sale of convertible debentures     600,000
  Advances from related party                70,000
  Proceeds from notes payable to bank         3,846        250,000
  Payments on notes payable to bank                       (199,960)
  Increase in checks issued and payable      12,749          9,030
  Payments on note payable to
  Bobby C. Hamilton                         (540,030)      (28,601)
                                        ------------   -----------
            Net cash provided by
            financing activities             351,565        30,469
                                        ------------   -----------

Net change in cash                                0             0
Cash, beginning of period                         0             0
                                        ------------   -----------
Cash, end of period                     $          0   $         0
                                        ============   ===========

Supplemental disclosures:
  Cash paid during the period for interest$     79,159 $    86,591
                                        ============   ===========

  Noncash financing activities:
  Common stock issued as settlement for debt$     80,625
                                        ============


The accompanying notes are an integral part of the consolidated financial statements.

United States Antimony Corporation and Subsidiary
Notes to Consolidated Financial Statements (UNAUDITED)

1.   Basis of Presentation:

     The unaudited consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information, as well as the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the interim financial statements have been included. Operating results for the six-month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2000. Certain consolidated financial statement amounts for the six-month period ended June 30, 1999, have been reclassified to conform to the 2000 presentation. These reclassifications had no effect on the net income or accumulated deficit as previously reported.

     During the second quarter of 2000, the Company began negotiations with the Estate of Bobby C. Hamilton to settle a note payable owed the Estate (see Financial Condition and Liquidity). Although the final closing of the settlement agreement did not take place until July 2000, the Company has adjusted the June 30, 2000 consolidated financial statements to reflect the settlement of debt, the extraordinary gain on the settlement, and the issuance of debentures and common stock relating to the settlement.

     For further information refer to the financial statements and footnotes thereto in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

2.   Commitments and contingencies:

     Until 1989, the Company mined, milled and leached gold and silver in the Yankee Fork Mining District in Custer County, Idaho. The metals were recovered by a 150-ton per day gravity and flotation mill, and the concentrates were leached with cyanide to produce a bullion product at the Preachers Cove mill, which is located nine miles north of Sunbeam, Idaho on the Yankee Fork of the Salmon River. In 1994, the U.S. Forest Service, under the provisions of the Comprehensive Environmental Response Liability Act of 1980 (CERCLA), designated the cyanide leach plant as a contaminated site requiring cleanup of the cyanide solution. In 1996, the Company signed a consent decree with the Idaho Department of Environmental Quality relating to completing the reclamation and remediation at the Preachers Cove mill. The Company believes the cleanup will be complete sometime by 2001.

3.   Income (loss)  per common share:

     The diluted share base for the six months ended June 30, 2000, excludes incremental shares relating to outstanding stock purchase warrants and shares convertible from debentures. These shares are excluded due to their antidilutive effect as a result of the Company's loss from continuing operations during the first six months of 2000.

     The following table presents a reconciliation of the numerators and denominators of the basic and diluted earnings per share ("EPS") computations for the six-month periods ended June 30, 1999.

                              June 30, 1999
                              -------------
                              Per Share

                              Income         Shares         Amounts
                              -------        ------         -------
Basic EPS:
  Loss                        $12,191        13,445,076     Nil
  Series C preferred stock (1)                2,594,825
                              -------        ----------     -------
Diluted EPS:
  Loss                        $12,191        16,039,901     Nil
                              =======        ==========     =======

(1) Series C preferred stock is convertible into common stock of the company on a share-for-share basis. The effect on the computation of diluted weighted average shares outstanding is based upon the potential conversion of the shares into common stock for the period of time the preferred shares were outstanding and the antidilutive provisions of the Series C shares.

     Management's Discussion and Analysis of Results of Operations and Financial Condition

     General

     This report contains both historical and prospective statements concerning the Company and its operations. Prospective statements (known as "forward-looking statements") may or may not prove true with the passage of time because of future risks and uncertainties. The Company cannot predict what factors might cause actual results to differ materially from those indicated by prospective statements.

     Results of Operations

     For the three-month period ended June 30, 2000

     The Company's operations resulted in a net loss of $236,029 for the three-month period ended June 30, 2000 compared with a net loss of $105,876 for the three-month period ended June 30, 1999.

     The increase in the loss for the second quarter of 2000 compared to the same quarter of 1999 is primarily due to the continuing decrease in antimony product prices during the second quarter of 2000.

     During the second quarter of 2000, the Company settled a debt obligation owed the Estate of Bobby C. Hamilton (see Financial Condition and Liquidity). In connection with the settlement, the Company recorded an extraordinary gain of $917,526 that resulted in net income after the extraordinary gain of $681,697 for the three-month period ended June 30, 2000.

     Total revenues from antimony product sales for the second quarter of 2000 were $1,190,413 compared with $1,533,620 for the
comparable quarter of 1999, a decrease of $343,207.   The decrease
in revenue from sales during the second quarter of 2000 was the result of decreasing antimony product prices and increasing metal prices. Sales of antimony products during the second quarter of 2000 consisted of 1,312,372 pounds at an average sale price of $.90 per pound. During the second quarter of 1999, sales of antimony products consisted of 1,549,099 pounds at an average sale price of $0.99 per pound. Gross profit from antimony sales during the second three-month period of 2000 was $52,162 compared with gross profit of $347,887 during the second three-month period of 1999. The decrease in gross profit and sale prices of antimony products from the second quarter of 2000 to the second quarter of 1999 is the result of a corresponding decrease in antimony product prices and increasing metal prices.

     In 1996, the Company's Yellow Jacket property was put on a care and maintenance status and gold production was terminated. Subsequent to the curtailment of production at Yellow Jacket, the Company began an underground exploration program and core drilling activities at Yellow Jacket. During the second quarter of 1999, due to depressed gold prices and the absence of any discovery of mineralized material that could be economically mined, the Company abandoned its exploration program and began final reclamation and closure activities. Since the cessation of exploration, the Company has been engaged exclusively in reclamation activities at Yellow Jacket.

     Costs related to the reclamation of Yellow Jacket were $50,105 for the three-month period ended June 30, 2000, compared with care and maintenance costs of $4,906 during the three-month period ended June 30, 1999. The increase in costs was primarily due to increased reclamation activity during the second quarter of 2000 and the absence of second quarter reversing adjustments made to care and maintenance costs in 1999. Costs related to exploration and evaluation at Yellow Jacket were $11,926 for the three-month period ended June 30, 1999, compared to no exploration costs during the three-month period ended June 30, 2000, due to the cessation of exploration activities at the property during the second quarter of 1999.

     Sales expense was $84,286 during the second quarter of 2000 compared with $63,960 in the second quarter of 1999. Sales expense was lower during the second quarter of 1999 as compared to the second quarter of 2000, as it was the first full quarter the Company sold its antimony products independently, and its sales department was in the formation stages.

     General and administrative expenses were $91,351 during the second quarter of 2000 compared to $81,588 during the second quarter of 1999. The increase in general and administrative expenses during the second quarter of 2000 was partially related to costs incurred in settling the Hamilton Estate debt (see Financial Condition and Liquidity).

     During the second quarter of 1999, the Company re-evaluated its estimate of reclamation costs required to complete reclamation and remediation at the Company's Preachers Cove mill site pursuant to the consent decree signed with the Idaho Department of Environmental Quality in 1996. In connection with this re-evaluation, the Company recognized a gain of $35,000 during the second quarter of 1999 from the adjustment of its reclamation accrual. The Company monitors reclamation costs on all its properties and adjusts accrued reclamation costs as necessary to reflect the Company's best estimate of costs required to fulfill its reclamation responsibilities to federal and state environmental agencies. No such adjustments were required during the second quarter of 1999.

     Accounts receivable factoring expense was $24,827 during the second quarter of 2000 compared to $52,012 for the second quarter of 1999. Factoring expense decreased during 2000 due to the absence of set up fees that had been charged during 1999.

     Interest expense was $40,129 during three-month period ended June 30, 2000, compared to $64,930 for the same period in 1999. The decrease in interest expense is primarily due to interest costs on inventory purchased from a former sales affiliate at the beginning of the second quarter of 1999 that were not present during 2000.

     Interest income was $2,507 for the three-month period ended
June 30, 2000, and was comparable to $2,311 for the same period in 1999.

     For the six-month period ended June 30, 1999

     The Company's operations resulted in a net loss of $391,889 for the six-month period ended June 30, 2000 compared with a net income of $12,191 for the six-month period ended June 30, 1999. Net income for the period ended June 30, 2000, after the extraordinary gain on settlement of debt, (see Financial Condition and Liquidity) was $525,837.

     Total revenues from antimony product sales for the first six months of 2000 were $2,363,463 compared with $2,223,922 during the
comparable period in 1999.   Sales of antimony products during the
first six months of 2000 consisted of 2,559,961 pounds at an average sale price of $0.92 per pound. During the first six months of 1999 sales of antimony products consisted of 2,233,421 pounds at an average sale price of $1.00 per pound. The decrease in sale prices of antimony products from the first two quarters of 1999 compared to the first two quarters of 2000 is the result of a corresponding decrease in antimony metal prices. Gross profit from antimony sales during the first six months of 2000 was $275,443, compared with gross profit of $420,814 during the first six months of 1999. The decrease in gross profit during the first six months of 2000 compared to the comparable period of 1999, is primarily due to decreased antimony product sales prices during 2000.

     Costs related to the reclamation of Yellow Jacket were $77,906 for the six-month period ended June 30, 2000, compared with care, maintenance and reclamation costs of $43,770 during the six-month period ended June 30, 1999. The increase was primarily due to the increased reclamation activities during 2000 as compared to 1999. Costs related to exploration and evaluation at Yellow Jacket were $45,198 for the six-month period ended June 30, 1999, compared with no exploration costs during the six-month period ended June 30, 2000.

     Sales expense was $194,351 for the six-month period ended June 30, 2000 compared to $63,960 for the same period in 1999. The increase in sales expense during the first six months of 2000 as compared to the same period of 1999 was due to the sales department's operation for only three months of the six month period ended June 30, 1999.

     General and administrative expenses increased $125,487 to $269,195 during the first six months of 2000 as compared to $143,708 during the first six months of 1999. The increase was partially due to financial consulting expense of $78,000 incurred in the first quarter of 2000 that was not incurred in 1999.

     Interest expense was $81,239 during six-month period ended June 30, 2000, compared to $116,072 for the same period in 1999. The decrease in interest expense is primarily due to interest costs relating to inventory purchased from a former sales affiliate during 1999 that was not incurred in 2000.

     Interest income was $4,647 during the six-month period ended
June 30, 2000, and was comparable to $4,657 for the same period in 1999.

     During the second quarter of 1999 a gain of $16,440, resulting from the write off of certain accounts payable was recognized, no such gain was recognized for the comparable quarter of 2000.

     Financial Condition and Liquidity

     At June 30, 2000, Company assets totaled $985,528, and there was a stockholders' deficit of $1,343,733. The stockholders' deficit decreased $839,462 from December 31, 1999, due to the extraordinary gain on settlement of debt. In order to continue as a going concern, the Company is dependent upon profitable operations from the antimony division and continuing short and long-term debt financing. Without financing and profitable operations, the Company may not be able to meet its obligations, fund operations and continue in existence.

     Cash provided used by operating activities during the first six months of 2000 was $316,486 compared with cash provided of $15,263 during the first six months of 1999. The change in cash from operations for the first six months of 2000 compared to the same period in 1999 was primarily due to the net loss of $361,889 (before extraordinary gain on the settlement of debt) incurred during the first two quarters of 2000.

     Cash used in investing activities during the first six months of 2000 was $35,079 compared to $45,732 used during the comparable period of 1999. During both periods, cash used in investing activities related to the Company's investment in antimony processing plant and equipment.

     Cash provided by financing activities was $351,565 during the first six months of 2000 compared to $30,469 provided by financing activities during the comparable period of 1999. The increase in cash provided from financing activities was principally due to advances from the Company's President of $70,000, common stock and warrant sales of $155,000 and the issuance of $600,000 of convertible debentures during the first six months of 2000. Cash provided from financing activities during the first six months of 2000 was used to settle an outstanding debt (see below) and fund operations.

     In an effort to improve the Company's financial condition, the Company's management began negotiations during the second quarter of 2000 to settle a debt owed the Estate of Bobby C. Hamilton (the "Estate"). The debt of approximately $1,500,000 required minimum annual payments of principal and interest totaling $200,000 and consumed 4% of the Company's gross revenues from sales. As a result of management's negotiations, the Company entered into a Settlement and Release of All Claims Agreement (the "Settlement Agreement") with the Estate on June 23, 2000. The Settlement Agreement extinguished the note payable to the Estate in exchange for a cash payment of $500,000 and the issuance of 250,000 shares of the Company's common stock. The cash payment was financed by the issuance of $600,000 of debentures pursuant to a financing agreement with Thomson Kernaghan, Ltd. ("TK"), a Canadian investment banker, described in detail below.

     The Settlement Agreement mutually released both parties from any and all obligations between them, and includes the Company's indemnification of the Estate against any liabilities and claims that may result from environmental remediation responsibilities on the Company's Idaho gold properties. The Settlement Agreement also required the Company to arrange the purchase of 614,000 shares of the Estate's unrestricted common stock of the Company by a third party for $90,340.

     In connection with the Settlement Agreement between the Company and the Estate, the Company entered into a financing agreement with TK effective July 11, 2000. The financing agreement provides, among other things, for the sale of up to $1,500,000 of the Company's convertible debentures to the investment banker and its affiliates. In addition, TK agreed to purchase, pursuant to the Settlement Agreement, 614,000 shares of unrestricted common stock of the Company owned by the Estate for $90,340. The financing agreement also provides for an initial debenture purchase of $600,000, and specified that the proceeds from the sale be used to 1) pay the Estate $500,000 and extinguish the note payable owed it pursuant to the Settlement Agreement, 2) pay the fees and expenses of TK's counsel not to exceed $15,000, 3) pay TK's fee of $60,000 relating to the placement of the convertible debentures, and 4) provide $25,000 for the Company's working capital purposes.

     The debentures are due June 30, 2002 and accrue interest at 10% to be paid annually on each anniversary date of the issue. The debentures are convertible into shares of the Company's common stock based on a formula determining the conversion price that calculates the lower of 75% of the average 3 lowest closing bid prices for the Company's common stock as quoted by Bloomburg L.P. in the twenty trading days immediately preceding the effective date of the financing agreement (July 11, 2000) or the conversion date of the debentures.

     Pursuant to the financing agreement, the Company issued to TK, as additional consideration for the financing arrangement, warrants to purchase 961,539 shares of the Company's common stock at $0.39 per share and issued warrants to purchase 384,615 shares of the Company's common stock at $0.39 per share to the purchasers of the initial $600,000 of debentures. The warrants are exercisable for five years. If additional debentures are issued under the financing agreement, the Company will issue additional warrants to purchase the Company's common stock at $0.39 per share. The number of shares subject to such additional warrants shall be equal to 25% of the face amount of the additional debentures divided by $0.39 per share.

     The financing agreement required that the Company execute a registration rights agreement, binding the Company to prepare and file a registration statement with the Securities and Exchange Commission registering the shares of common stock issuable upon exercise of the warrants and upon conversion of the debentures, and to increase the number of its authorized but outstanding shares of common stock to accommodate the exercise of the warrants and conversion of the debentures.

     During the first six months of 2000, the Company the took the following additional actions to minimize its losses, conserve its cash flow, and improve its financial condition:

          * Restructured its sales department, reducing overall staffing expenses

          *    Refinanced a long-term note payable with a bank

          * Negotiated an abatement of property taxes due an Idaho county

          * Negotiated a reduction in the "holdback" retainage on an accounts receivable factoring agreement

          *    Obtained additional advances from the Company's
President of $71,243

          * Increased production from its old Thompson Falls mien slag pile to decrease raw material costs

     During the third quarter of 2000, the Company plans to hold an annual meeting of shareholders. At this meeting management will propose an amendment to the Company's articles of incorporation increasing the authorized number of common shares to satisfy the requirements of the financing agreement the Company entered into and to make available additional shares for sale. Management believes that this increase in capitalization will be valuable in obtaining additional convertible debenture financing pursuant to the financing agreement and generating funds from common stock sales.

     In 1996, the Yellow Jacket operation was put on a care-and-maintenance basis after a long history of operating losses. During the second quarter of 1999, the Company terminated its exploration efforts at the Yellow Jacket, and began reclamation activities. While the Yellow Jacket reclamation currently continues to consume the Company's resources, management anticipates that additional financial resources will be available when reclamation activities are final, sometime in 2001.

     While management is optimistic that the Company will be able to achieve profitable operations and meet its financial obligations, there can be no assurance of such.

     Significant financial commitments for future periods will include:

          *    Servicing notes payable to bank.

          * Keeping current on property, payroll, and income tax liabilities and accounts payable.

          * Fulfilling responsibilities with environmental, labor safety and securities regulatory agencies.

                             PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Bylaws ("Bylaws") of the Company provide that to the full extent permitted by law, the Company shall indemnify and advance expenses to any person who is or was a director or officer of the Company, or was serving at the request of a director, officer, employee or fiduciary of the Company, against liabilities which may be incurred by such person by reason of (or arising in part from) such capacity. The Company shall not indemnify any director or officer in matters in which he is adjudged to have been derelict in his duty as an officer or director if the total expense of settlement substantially exceeds costs of litigation to a conclusion. Further, the Company shall not indemnify an officer or director in any action based on Section 16(b) of the Exchange Act or similar federal or state statute wherein the officer or director is adjudged to have breached his duty to the Company. The Company shall indemnify an officer or director in successful defense of a suit or criminal action; and, prior to conclusion of the suit, the Company may indemnify an officer or director's expenses of the suit if the officer or director furnishes an undertaking to the Company in the event it is determined that the acts of the officer or director were unauthorized or improper.

Section 35-1-452 of the MBCA authorizes the indemnification of directors against liability incurred by reason of being a director and against expenses reasonably incurred in connection with any action, suit or proceeding seeking to establish such liability, in the case of third-party claims, if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and in the case of actions by or in the right of the corporation, if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, unless, despite the adjudication of liability, a court otherwise determines. Indemnification also is authorized with respect to any criminal action or proceeding where, in addition to the above, the director has no reasonable cause to believe that his conduct was unlawful.
Section 35-1-453 provides mandatory indemnification against reasonable expenses of a director who is successful in the defense of any proceeding to which he was a party because he is or was a director, unless limited by a corporation's articles.

Section 35-1-457 of the MBCA provides for mandatory indemnification of officers pursuant to Section 35-1-453 of the MBCA, unless contrary to the corporation's articles, and provides that officers are entitled to apply for court-ordered indemnification to the same extent as a director pursuant to Section 35-1-455 of the MBCA, together with indemnification against reasonable expenses.

The above discussion of the Company's Bylaws and Sections 35-1-452, 35-1-453, 35-1-455, and 35-1-457 of the MBCA is only a summary and is qualified in its entirety by the full text of each of the foregoing.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the shares of our common stock specified in this Prospectus, except any selling commissions or discounts allocable to sales of that common stock, fees and disbursements of counsel and other representatives of the Investors, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.

                              Approximately
               Registration Fees   $    77.00
               Transfer Agent Fees
               Costs of Printing and Engraving
               Legal Fees          $20,000.00
               Accounting Fees     $15,000.00



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Issuance of Common Stock to Employees

During 1999, the Company issued 20,000 shares of its unregistered common stock to employees in recognition of their service to the Company. The Company accounts for stock issued to employees as compensation in accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," and accordingly recognized compensation expense of $2,600 based on upon the fair value of the unregistered shares issued.

Issuance of Common Stock in Connection with Conversion of Debts

In November 1999, the Company entered into a Settlement Agreement and Release of all Claims ("the Agreement") with Ronald Michael Meneo, Trustee of the Walter L. Maguire 1935-1 Trust ("the Trust") and Walter L. Maguire Sr., beneficiary of the Trust and stockholder and former director of the Company. The Agreement settled litigations brought by the Trust against the Company for default on certain of the Company's debentures held by the Trust and the resulting counterclaim against the Trust and Mr. Maguire by the Company. The Agreement called for the issuance of 790,909 shares of the Company's unregistered common stock to the Trust in exchange for the extinguishment of all indebtedness claimed owing to the Trust or Mr. Maguire.

In connection with the issuance, the Company extinguished $335,000 of debenture principal and $347,397 of related accrued interest thereon. The Company recorded an extraordinary gain of $534,101 on the extinguishment based upon the value of the restricted shares issued at the time.

In October 1999, the Company extinguished a debt due Geosearch, Inc., a former lessor of a mining interest to the Company, by issuing 245,852 shares of its unregistered common stock. The debt extinguished totaled $144,339 of principal and accrued interest. The Company recorded an extraordinary gain of $77,591 on the extinguishment based upon the value of the restricted shares issued at the time.

In June 2000, the Company issued 250,000 shares of common stock to the Estate of Bobby C. Hamilton in part payment for extinguishment of indebtedness in the amount of $_________.

Issuance of Common Stock for Cash

During 1998, the Company sold 300,000 shares of its unregistered common stock and warrants for $75,000. Of total stock sales made during the year ended December 31, 1998, the Company sold 200,000 shares of its unregistered common stock and warrants to Walter L. Maguire Sr. and parties related to him for $50,000. Mr. Maguire is a stockholder and was a director of the Company until December 31, 1998.

In 2000, the Company issued 250,000 shares of common stock at $0.40 per share, and 100,000 shares of common stock at $0.25 per share sold to Al Dugan, a major shareholder.

Issuance of Common Stock in Exchange for Services

During 1999, the Company issued 40,000 shares of its unregistered common stock and 100,000 warrants to purchase shares of common stock at $0.55 per share until August 3, 2000, to a consultant in exchange for professional services rendered to the Company. These shares were valued at 75% of the market value of the stock at the time they were issued.

During 1999, the Company issued 23,491 shares of its unregistered common stock to the grandson of Robert L. Rice, a director and stockholder, in exchange for services rendered to the Company. The shares were valued at 75% of the market value of the stock at the time they were issued, which approximated the value of the services rendered. The Company recognized the issuance during the year ended December 31, 1998, since the services were provided to the Company prior to that date.

In 2000, the Company issued 140,000 shares of common stock at $0.25 per share in payment of consulting fees to two consultants, and issued 150,000 shares of common stock to an investment banker for advisory fees.

Issuance of Common Stock for Note Receivable

During 1998, the Company issued Robert L. Rice, a director and stockholder, 25,000 shares of its unregistered common stock in exchange for a $5,000 note receivable. The note was satisfied in 1999 when Mr. Rice transferred certain equipment to the company as payment (See Note 13).

During 1999 and 1998, the Company had the following transactions with related parties:

Issuance of Common Stock for Directors' Fees

During 2000, 1999 and 1998, the Company issued 24,000 shares of its unregistered common stock to certain members of the Board of Directors for their duties as directors. The issuance represented an award of 6,000 shares per year per director eligible to receive the award. The issuances have been recorded in the consolidated financial statements as if they were issued in the year they were earned. The stock awards were recorded as compensation expense (director's fees) based upon the estimated value of the stock at the date of issuance.


ITEM 27.  EXHIBITS

The exhibits included as part of this Registration Statement are listed on the Exhibit Index on page II-6 of this Registration
Statement.

ITEM 28.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:


          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in Thompson Falls, State of Montana, on __________, 2000.

               UNITED STATES ANTIMONY CORPORATION



               By: /s/ John C. Lawrence
               _____________________________________
                    John C. Lawrence
                    President and Chairman



In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature           Capacity                      Date
---------           ---------                     ----

______________________President and Chairman of the Board___________, 2000
John C. Lawrence    (Principal Executive and Chief Financial
                    Officer and Director)


______________________Director                    ____________, 2000
Robert A. Rice


______________________Director                    ____________, 2000
Leo Jackson



                          EXHIBIT INDEX
                               TO
               REGISTRATION STATEMENT ON FORM SB-2


Exhibit Number Description                                  Page
-------------- -----------                                  ----

   3.01 Articles of Incorporation of the Company, filed as an exhibit to the Company's Form 10-KSB for the fiscal year ended December 31, 1995, and are incorporated herein by this reference.

   5.01        Opinion of Hawley Troxell Ennis & Hawley LLP II-20

   10.0        Material Contracts

Documents filed with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, and incorporated by reference to such:


Exhibit No.    Item                               Dated
-----------    ----                               -----

   10.10       Yellow Jacket Venture Agreement    July 7, 1990

   10.11       Agreement Between Excel-Mineral
               Company and Bobby C. Hamilton      August 29, 1991

   10.12       Letter Agreement                   September 1, 1991

   10.13       Columbia-Continental Lease
               Agreement Revision                 April 3, 1993

   10.14       Settlement Agreement with
               Excel Mineral Company              July 1993

   10.15       Memorandum Agreement               July 1993

   10.16       Termination Agreement              September 12, 1993

   10.17       Amendment to Assignment of Lease
               (Geosearch)                        September 9, 1994

   10.18       Series B Stock Certificate to
               Excel-Mineral Company, Inc.        December 25, 1993

   10.19       Division Order and Purchase and
               Sale Agreement                     March 27, 1995

   10.20       Inventory and Sales Agreement      January 1, 1995

   10.21       Processing Agreement               July 1, 1995

   10.22       Release and settlement agreement
               between Bobby C. Hamilton and
               United States Antimony Corporation November 15, 1995

   10.23       Columbia-Continental Lease AgreementSeptember 27, 1996


                              II-6

   10.24       Release of Judgment                February 28, 1996

   10.25       Covenant Not to Execute            July 30, 1990



Documents filed with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, and incorporated by reference to such:


Exhibit No.    Item                               Dated
-----------    ----                               -----


   10.26       Warrant Agreements                 Various


Item 13.  Exhibits and Reports on Form 8-K, Continued:

Documents filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997, and its Annual Report on Form 10-KSB for the year ended December 31, 1997, respectively, and incorporated by reference to such:



Exhibit No.    Item                               Dated
-----------    ----                               -----

   10.27       Letter from EPA, Region 10         August 21, 1997

   10.28       Warrant Agreements                 Various


Documents filed with the Company's Quarterly Report on Forms 10-QSB for the quarters ended June 30, and September 30, 1998, and its Annual Report on Form 10-KSB for the year ended December 31, 1998, and incorporated by reference to such:



Exhibit No.    Item                               Dated
-----------    ----                               -----

   10.29       Summons and Verified Complaint     April 8, 1998

   10.30       Answer, Counterclaim and Third-Party
               Complaint                          October 13, 1998

   10.31       Warrant Issue-Al Dugan             July 28, 1998

   10.32       Amendment Agreement                March 31, 1999


Documents filed with the Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1999, and incorporated by reference to such:


Exhibit No.    Item                               Dated
-----------    ----                               -----

   10.33       Warrant Issue-John C. Lawrence     March 29, 1999

   10.34       PVS Termination Agreement          March 31, 1999


Documents filed as an exhibit to the Company's Form 10-K973 for the year ended December 31, 1999 and incorporated herein by this reference:


Exhibit No.    Item                               Dated
-----------    ----                               -----


   10.35       Maguire Settlement Agreement       November 5, 1999

   10.36       Warrant Issue-Carols Tejade        August 30, 1999



                              II-7

   10.37       Warrant Issue-Al Dugan        January 25, 2000

   10.38       Memorandum of Understanding with
               Geosearch Inc.                October 4, 1999

   10.39       Factoring Agreement-System
               Financial Company             March 30, 1999

   10.40       Mortgage to John C. Lawrence  April 19, 1999



Documents filed as an exhibit to the Company form 10-KSB for the quarter ended June 30, 2000 and incorporated herein by this reference:


Exhibit No.    Item                               Dated
-----------    ----                               -----

   10.42       Agreement between United States Antimony
               Corporation and Thomson Kernaghan & Co.,
               Ltd.                               July 11, 2000

   10.43       Settlement agreement and release of all
               claims between the Estate of Bobby C.
               Hamilton and United States Antimony
               Corporation                        June 23, 2000

   21.01       Subsidiary of the Company

   23.01       Consent of Hawley Troxell Ennis & Hawley LLP
               (included in Exhibit 5.01)

   23.02       Consent of DeCoria, Maichel & Teague P.S.II-22


Documents filed as an exhibit to the Company's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by this reference:


Exhibit No.    Item                               Dated
-----------    ----                               -----

   44.1        CERCLA Letter from U.S. Forest ServiceFebruary 11, 1994
